PURCHASE AND SALE AGREEMENT

By And Among

SENTIO-SLR BOSTON PORTFOLIO, LLC,

a Delaware limited liability company

as “Buyer”;

OAKTREE SLR, LLC

a Massachusetts limited liability company

as “Seller”; and

STEWART TITLE GUARANTY COMPANY

as “Escrow Agent”

Dated as of

August 27, 2013

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TABLE OF CONTENTS (cont’d)

Page

4.27	Loans	18
4.28	Patriot Act Compliance	18
4.29	Broker’s or Finder’s Fees	18
4.30	Insolvency	18

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER		19
5.1	Organization and Good Standing	19
5.2	Authorization and Binding Effect of Documents	19
5.3	Absence of Conflicts	19
5.4	Consents	19
5.5	Patriot Act Compliance	19
5.6	Broker’s or Finder’s Fees	20

ARTICLE VI OTHER COVENANTS		20
6.1	Conduct of Business Prior to the Closing	20
6.2	Notification of Certain Matters	21
6.3	Title; Additional Documents	21
6.4	Other Consents	21
6.5	Inspection and Access	21
6.6	Confidentiality.	22
6.7	Publicity	23
6.8	Commercially Reasonable Efforts	23
6.9	Reports	23
6.10	Post-Closing Obligations of Seller	23
6.11	No Other Representations or Warranties.	23
6.12	Noncompetition	23
6.13	Exclusivity	24
6.14	[Reserved]	24
6.15	Employees	24

ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE		24
7.1	Accuracy of Representations and Warranties; Closing Certificate.	24
7.2	Performance of Agreement	25
7.3	No Adverse Change	25
7.4	[Reserved.]	25
7.5	[Reserved.]	25
7.6	Title Insurance and Survey.	25
7.7	Other Inspections	27
7.8	Delivery of Closing Documents	27
7.9	Licenses.	28
7.10	Termination of Existing Leases & Management Agreements	29
7.11	Governmental Approvals.	29
7.12	Third-Party Consents	29

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TABLE OF CONTENTS (cont’d)

Page

7.13	[Reserved].	29
7.14	Guaranty	29
7.15	Management Agreement..	29

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE		29
8.1	Accuracy of Representations and Warranties.	29
8.2	Performance of Agreements	29
8.3	Delivery of Closing Documents.	30

ARTICLE IX CLOSING		30
9.1	Closing Date and Place.	30
9.2	Deliveries of Seller	30
9.3	Deliveries of Buyer	32
9.4	Closing Costs	32

ARTICLE X INDEMNIFICATION		32
10.1	General	32
10.2	Indemnification by Seller	33
10.3	Indemnification by Buyer	33
10.4	Administration of Indemnification	33

ARTICLE XI DEFAULT AND TERMINATION		35
11.1	Right of Termination	35
11.2	Remedies upon Default.	36
11.3	Specific Performance	37
11.4	Obligations Upon Termination	37
11.5	Termination Notice	37
11.6	Sole and Exclusive Remedy	37

ARTICLE XII MISCELLANEOUS		37
12.1	Further Actions	37
12.2	Notices	37
12.3	Entire Agreement	38
12.4	Binding Effect; Benefits	39
12.5	Assignment	39
12.6	Governing Law	39
12.7	Amendments and Waivers	39
12.8	Joint and Several	39
12.9	Severability	39
12.10	Headings	40
12.11	Counterparts	40
12.12	References	40
12.13	Schedules and Exhibits	40
12.14	Attorneys’ Fees	40

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TABLE OF CONTENTS (cont’d)

Page

12.15	Section 1031 Exchange/Tax Planning	40
12.16	Casualty	40
12.17	Condemnation	41
12.18	Limited Liability	41
12.19	Survival of Defined Terms	42
12.20	Time of Essence	42
12.21	No Third-Party Beneficiary	42
12.22	WAIVER OF JURY TRIAL	42

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SCHEDULES

Schedule 2.1(a)	Excluded Real Property
Schedule 2.1(h)	Excluded Intellectual Property
Schedule 2.1A	Excluded Property
Schedule 2.2(c)	Assumed Obligations
Schedule 2.3	Purchase Price Allocation
Schedule 4.2	Consents of Third Parties
Schedule 4.4	Conflicts
Schedule 4.5	Judgments
Schedule 4.6	Governmental Approvals
Schedule 4.7	Seller’s Insurance
Schedule 4.8	Litigation
Schedule 4.9	Compliance with Laws
Schedule 4.10	Environmental Matters
Schedule 4.14	Exceptions to Rent Roll
Schedule 4.15	Provider Agreements
Schedule 4.17	Condition of the Property
Schedule 4.18	Independent Property
Schedule 4.20	Utilities Access
Schedule 4.23	Exceptions to Seller Ownership
Schedule 4.24	Title Encumbrances
Schedule 4.25	Affordable Housing Units
Schedule 4.27	Loans
Schedule 4.29	Broker’s or Finder’s Fees
Schedule 7.12	Required Consents

EXHIBITS

EXHIBIT A	Legal Description of the Property
EXHIBIT B	List of Required Due Diligence Items for The Property
EXHIBIT B-1	Due Diligence Items To Be Delivered after Effective Date
EXHIBIT B-2	Due Diligence Items To Be Delivered Prior to Closing
EXHIBIT C	List of Property Agreements
EXHIBIT D	List of Licenses Required for the Property
EXHIBIT E	Evidence of Zoning for the Property
EXHIBIT F	Rent Roll
EXHIBIT G	Form Resident Agreement
EXHIBIT H	Outstanding Citations
EXHIBIT I	Form of Management Agreement
EXHIBIT I-1	Form of Joint Venture Agreement
EXHIBIT I-2	Form of Bill of Sale
EXHIBIT J	Form of Audit Letter
EXHIBIT K	Form of Guaranty
EXHIBIT L	Form of Opinion Letter from Seller’s counsel
EXHIBIT L-1	Form of Opinion Letter from Buyer’s counsel
EXHIBIT M	Form of Holdback Escrow Agreement
EXHIBIT N	Form of Pooling Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated the 27th day of August, 2013, by and among: SENTIO-SLR BOSTON PORTFOLIO, LLC, a Delaware limited liability company, or its successors or assigns (the “Buyer”); OAKTREE SLR, LLC, a Massachusetts limited liability company (“Seller”) and STEWART TITLE GUARANTY COMPANY (the “Escrow Agent”).

RECITALS:

A.           Seller owns that certain 85-unit assisted living and memory care facility known as Standish Village located at 1190 Adams St., Dorchester, Massachusetts and certain real and personal property associated therewith (the “Standish Facility”).

B.            Buyer desires to acquire, and Seller is willing to convey to Buyer, the Standish Facility and certain real and personal property associated therewith pursuant to the terms described herein.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

TERMINOLOGY

1.1           Defined Terms

. As used herein, the following terms shall have the meanings indicated:

Accrued Employee Benefits: Shall mean any accrued wages, salary, vacation or other accrued paid time off or benefits for the employees of the Property, including without limitation those employees who will continue to be employed at the Property after the Closing.

Adjustment Amount: The amount computed under Section 2.5 hereof.

Affiliate: With respect to any specified person or entity, any other person or entity which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

Applicable Law: Any federal, state, municipal, county, local, foreign or other statute, law, ordinance, rule or regulation or any order, writ, injunction, judgment, plan or decree of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

Closing: The consummation of the purchase and sale of the Property in accordance with the terms of this Agreement on the Closing Date or at such earlier or later date and time as may be agreed upon by the parties.

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Code: The Internal Revenue Code of 1986, as amended.

Documents: This Agreement, all Exhibits and Schedules hereto, and each other agreement, certificate or instrument to be delivered pursuant to this Agreement.

Due Diligence Period: The period commencing on the Effective Date and ending on 6:00 PM Eastern Time on the date which is thirty (30) days after the Effective Date, during which time Buyer may, at reasonable times with prior notice to Seller, investigate the financial, legal, operational, environmental and all other aspects of the Property as Buyer may desire. Buyer acknowledges that Seller has either produced all items requested by Buyer as described on Exhibit B hereto (or Buyer has waived its right to receive such items), except for those items described on Exhibit B-1 hereto which Seller shall produce for, or make available to, Buyer within ten (10) days after the Effective Date. Seller shall also produce for Buyer those items listed on Exhibit B-2 at least fifteen (15) days prior to the Closing.

Effective Date: The date first written above.

Equity Contribution Amount: The funds required to be contributed by Seller to the Buyer pursuant to the Joint Venture Agreement, which constitutes five percent (5%) of the funds (exclusive of any financing obtained by the Buyer) necessary to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the Seller’s Equity Contribution Amount shall be calculated by (a) determining the total transaction costs associated with Closing the acquisition contemplated by this Agreement, (b) subtracting any financing obtained by the Buyer, and (c) multiplying the difference by five percent (5%). The Seller’s Equity Contribution Amount shall be mutually agreed upon by the parties no later than five (5) days prior to the Closing.

Existing Manager: Shall mean Senior Living Residences, LLC.

GAAP: Generally accepted accounting principals as applied in the United States.

Knowledge: As used in this Agreement, the term “knowledge” when used to refer to the knowledge of Seller shall mean the actual knowledge of any member, manager, officer, employee, or consultant of Seller, including Existing Manager, or any matter which any such person should have knowledge of upon reasonable inquiry.

Licenses: All certificates, licenses, and permits issued by governmental authorities which are required to be held by an owner or tenant in connection with the ownership, use, occupancy, operation, and maintenance of the Property as an assisted living and memory care facility.

Lien: Any mortgage, deed to secure debt, deed of trust, pledge, hypothecation, right of first refusal, security, encumbrance, charge, claim, option or lien of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or Applicable Law.

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Loss: Any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third-party claim.

Other Assets: The Resident Agreements, Resident Deposits, Property Agreements, Intellectual Property and all other property and assets included within the definition of "Property" in Section 2.1 of this Agreement other than Real Property, Personal Property and Excluded Property.

Permitted Lien: Any (i) statutory liens that secure a governmentally required payment, including without limitation Taxes, not yet due, (ii) zoning regulations and restrictive covenants and easements of record that do not detract in any material respect from the present use of the Property and do not materially and adversely affect, impair or interfere with the use of any property affected thereby, (iii) public utility easements of record, in customary form, to serve the Property, and (iv) any other condition of title as may be approved by Buyer in writing prior to the end of the Due Diligence Period.

Post-Closing Licensee: The Buyer, Tenant or their designee to whom all Licenses will be transferred or otherwise obtained in accordance with Applicable Law for the operation of the Property as an assisted living and memory care facility.

Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, whether or not recorded, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties, but excluding all transfer, conveyance, intangibles, mortgage transfer, and documentary stamp taxes payable in connection with the transactions contemplated by this Agreement.

Tenant: That entity established by Buyer to lease the Property upon purchase by the Buyer.

Title Insurer: The Title Insurer is as follows:

Stewart Title Guaranty Company

c/o Terrance Miklas

One Washington Mall- Suite 1400

Boston, MA 02108

O 617-933-2415 | M 617-293-8171 | F 617-727-8372

TMiklas@stewart.com

1.2           Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or Section indicated below:

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Agreed Upon Title Defects	Section 7.6(b)
Agreement	Preamble
Assumed Obligations	Section 2.2(c)
Buyer	Preamble
Cap	Section 10.4(f)
CERCLA	Section 4.10
Closing Date	Section 9.1
Compass Village Purchase Agreement	Section 11.1(h)
Earnest Money Deposit	Section 2.4
Environmental Laws	Section 4.10
Escrow Agent	Preamble
Escrowed Funds	Section 2.6
Excluded Property	Section 2.1A
Floor	Section 10.4(f)
Guarantor	Section 7.14
Guaranty	Section 7.14
Holdback Escrow Agreement	Section 10.5
Holdback Escrow Funds	Section 10.5
Improvements	Section 2.1(a)
Indemnified Party	Section 10.4(a)
Indemnifying Party	Section 10.4(a)
Land	Section 2.1(a)
OFAC	Section 4.28
Patriot Act	Section 4.28
Permitted Buyer-Assignee	Section A.12.7
Permitted Exception	Section 7.6(b)
Personal Property	Section 2.1(a)
Post-Closing Adjustment Amounts	Section 2.5(f)
Preliminary Adjustment Amount	Section 2.5(f)
Property	Section 2.1
Property Agreements	Section 2.1(c)
Proration Date	Section 2.5(a)
Proration Schedule	Section 2.5(a)
Purchase Price	Section 2.3
Real Property	Section 2.1(a)
Records	Section 6.10
Rent Roll	Section 4.14
Required Cure Items	Section 7.6(b)
Resident Agreements	Section 2.1(d)
Resident Deposits	Section 2.1(d)
SEC	Section 6.6(c)
Seller	Preamble
Standish Facility	Recital A
Survey	Section 7.6(d)
Title Commitment	Section 7.6(a)
Title Defect	Section 7.6(b)
Title Notice	Section 7.6(b)
Transaction Costs	Section 9.4
Transition Period Sublease	Section 7.9(c)

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ARTICLE II

PURCHASE AND SALE

2.1           Property

. Upon and subject to the terms and conditions provided herein, at Closing, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Seller the following (collectively, the “Property”):

(a)          Real Property. All of Seller’s right, title, and interest in and to that certain parcel of real property consisting of land (“Land”) and all buildings, structures, fixtures and other improvements (“Improvements”) located thereon. The Land is more particularly described on Exhibit A attached to this Agreement. The Land and Improvements (collectively, the “Real Property”) shall be deemed to include all licenses, and all rights-of-way, beneficial easements and appurtenances related to the Real Property, other than as set forth on Schedule 2.1(a). Buyer acknowledges that Seller is reserving certain rights as to the “Parking Easement” (as that term is defined in Schedule 2.1(a) and that such Parking Easement may be assigned, extinguished or modified, all as set forth on Schedule 2.1(a). Buyer will cooperate with Seller as to such assignment, extinguishment or modification of the Parking Easement provided such assignment, extinguishment or modification does not adversely affect any zoning approval or other requirements as to the current use of the Real Property and does not result in any out-of-pocket costs to Buyer. Notwithstanding the foregoing, Buyer shall have no obligation to cooperate with Seller as to such assignment, extinguishment or modification of the Parking Easement to the extent the real property encumbered by the Parking Easement (as set forth on Schedule 2.1(a)) is, or is contemplated to be, operated as a nursing home, continuing care, memory care or assisted living facility.

(b)          Personal Property. Except as otherwise expressly set forth herein, all furnishings, machinery, equipment, vehicles, supplies, inventory, linens, medicine, foodstuffs, consumable and other personal property of any type or description, including, without limitation, all beds, chairs, sofas, wheelchairs, tables, kitchen and laundry equipment associated with and present at the Property (collectively, the “Personal Property”).

(c)          Property Agreements. All rights of Seller in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions thereof, used or useful in the operation of the Property made or entered into by Seller as of the Effective Date, or between the Effective Date and the Closing in compliance with this Agreement (the “Property Agreements”). Notwithstanding the foregoing, Property Agreements expressly excludes any contracts, leases, agreements, commitments and other arrangements, and any amendments, modifications, supplements, renewals and extensions entered into by Seller after the Effective Date and prior to the Closing in breach of Section 6.1, and any Property Agreements for which consents to the assignment thereof to the Buyer have not been obtained as of the Closing, unless waived by Buyer. Buyer shall have no obligation under the Property Agreements unless such Property Agreements are listed on Schedule 2.2(c).

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(d)          Resident Agreements. All rights of Seller in, to and under all occupancy, residency, leases, tenancy and similar written agreements entered into in the ordinary course of business with residents of the Property, including any amendments, modifications, supplements, renewals and extensions thereof (“Resident Agreements”), and all deposits, initial service fees and advances of any kind or nature from any resident of the Property (“Resident Deposits”).

(e)          Records. True and complete copies of all the books, records, accounts, files, logs, ledgers, journals and architectural, mechanical and electrical plans and specifications pertaining to or used in the operation of the Property, however such data is stored.

(f)          Licenses. Any and all Licenses now held in the name of the Seller, or any Affiliate(s) of the Seller, and any renewals, extensions, amendments or modifications thereof to the extent that same may be legally assignable

(g)          Claims and Causes of Action. Rights in and to any claims or causes of action to the extent they are in the nature of enforcing a guaranty, warranty, or a contract obligation to complete improvements, make repairs, or deliver services to the Property after the Closing; provided, however, that all rights, claims and causes of action referred to in this section shall remain the property of Seller to the extent same relate to, or entitle recovery by Seller as a result of Seller’s ownership of, the Property during the time period prior to the Closing.

(h)          Intellectual Property. Except as set forth in Schedule 2.1(h), any and all rights of Seller, if any, with respect to the use of (a) all trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, inventions, computer software, operating manuals, designs, drawings, plans and specifications, marketing brochures, the “Standish Village” names, logos, symbols, trademarks and web sites, or other proprietary material, process, trade secret or trade right used by Seller or its Affiliates in the operation of the Property and (b) all registrations, applications and licenses for any of the foregoing; provided, however, that except as provided in this Agreement, Seller makes no representation or warranty as to its rights, if any, in such Intellectual Property, it being intended that Seller convey to Buyer all such rights that Seller may have in the intellectual property without warranty or representation as to such rights. Buyer acknowledges that an affiliate of Seller owns the service mark described in U.S. Patent and Trademark Office Reg. Number 4,268,574 (the “Registered Mark”) and that the Registered Mark is expressly excluded from the Intellectual Property being conveyed by Seller to Buyer; provided, however, that upon request of Buyer, Seller shall cause a Licensing Agreement in the form as is annexed to Schedule 2.1(h), to be executed by the holder of the Registered Mark so as to permit Buyer to utilize such Registered Mark in accordance with the Licensing Agreement.

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2.1A       Excluded Assets. Expressly excluded from the property and assets being conveyed by Seller to Buyer pursuant hereto are (i) cash and cash equivalents of Seller, (ii) all accounts receivable, and any other receivable or claim of the Seller arising from any action by Seller prior to the Closing including, but not limited to, providing services to residents, billed and unbilled, recorded or unrecorded, accrued and existing with respect to services up to the Closing Date; (iii) the personal property listed on Schedule 2.1(A) attached hereto and made a part hereof; (iv) Seller’s bank accounts and intercompany accounts; (v) life insurance policies, if any, of officers and other employees of Seller or affiliates and other insurance policies relating to the Standish Facility, including any and all rights of Seller to make claims or receive any proceeds thereunder; (vi) all refunds or credits, if any, of income taxes and other tax refunds or abatements due to or from Seller and accrued prior to the Closing Date; (vii) all corporate records of Seller and all financial and tax records of Seller is required to maintain by law; (viii) vehicles, if any, used in connection with the Standish Facility; (ix) vendor and utility deposits and prepaid expenses including prepaid expenses relating to insurance and taxes, to the extent that Buyer has not reimbursed Seller for such amounts at the Closing as an Adjustment; and (x) insurance proceeds and settlements, if any, related to the time prior to the Closing (collectively, the “Excluded Assets”).

2.1B.       Structure of Transaction. The parties acknowledge that Seller will be a member of Buyer pursuant to a certain Limited Liability Company Agreement of Sentio-SLR Boston Portfolio, LLC (the “Joint Venture Agreement”) by and between Seller and Sentio Boston LLC (“Sentio”). Although the transaction contemplated by this Agreement is structured so that the Buyer is purchasing a 100% ownership in the Standish Facility, the substance of the transaction is that notwithstanding the conveyance by the Seller to the Buyer of the one hundred percent (100%) ownership in the Standish Facility, Seller is retaining a five per cent (5%) ownership interest in the Standish Facility as a result of its capital contribution to the Buyer pursuant to, and subject to, the provisions of the Joint Venture Agreement. Accordingly, the parties hereto acknowledge and agree that it is the intention of the parties, and Seller’s objective, that the conveyance of the Standish Facility by Seller be deemed, for tax purposes: (a) to be a sale of only a ninety-five per cent (95%) interest (the “Conveyed Interest”) in the Standish Facility; (b) a retention of a five per cent (5%) interest (the “Retained Interest”) by Seller therein; and (c) a contribution of such Retained Interest to the Buyer pursuant to the Joint Venture Agreement so as to constitute as to such Retained Interest a tax-deferred contribution of property to a partnership in exchange for an interest in the partnership (i.e. Seller’s member interest in Buyer) pursuant to the requirements of Section 721 of the Internal Revenue Code of 1986, as amended. Buyer agrees to cooperate with the Seller, at no additional cost or expense to Buyer, in structuring the transaction to achieve this objective. Buyer agrees that all funds, proceeds and other property received by Seller on account of the Conveyed Interest as well as other assets owned by Seller but not required to be contributed to Buyer pursuant to the Joint Venture Agreement (all such funds, proceeds and other property as described in this sentence to be referred to as the “Conveyed Interest Proceeds”) may be distributed to Seller’s members and other persons without any claim whatsoever by Buyer as to such Conveyed Interest Proceeds. Additionally, to the extent that the “Parking Easement” (as that term is defined in Section 2.1(a) of this Agreement) is assigned, extinguished or modified as set forth in Section 2.1(a) of this Agreement, such Parking Easement, and all benefits derived from the assignment, extinguishment or modification thereof, shall be retained solely by the Seller, and Buyer shall have no rights with respect to such benefits.

2.2           Assumption of Liabilities.

(a)          [Reserved]

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(b)          Buyer is assuming no liabilities attributable to the operation or ownership of the Property which accrued or occurred on or prior to the Closing, all of which Seller shall pay, discharge and perform when due. Specifically, without limiting the foregoing, Buyer shall not assume (i) any claim, action, suit, or proceeding pending as of the Closing or any subsequent claim, action, suit, or proceeding arising out of or relating to any event occurring prior to Closing, with respect to the manner in which Seller conducted its businesses on or prior to the Closing (ii) any liability for Taxes other than real property taxes from and after Closing, or (iii) any liability under any Property Agreements, except for the Assumed Obligations listed in Schedule 2.2(c).

(c)          Buyer acknowledges that, effective as of the Closing, Buyer shall assume and undertake to pay, discharge, and perform only the liabilities and obligations of Seller under the Property Agreements listed in Schedule 2.2(c) (but not the Property Agreements which are entered into after the Effective Date hereof not in compliance with this Agreement or Property Agreements for which consents to the assignment thereof to the Buyer hereunder have not been obtained as of the Closing), to the extent such liabilities and obligations arise during and relate to any period from and after the Closing (collectively, the “Assumed Obligations”).

2.3           Purchase Price. The purchase price for the Property shall be an amount equal to FIFTEEN MILLION FIVE HUNDRED FIFTY THOUSAND AND NO/100 U.S. DOLLARS ($15,550,000.00), (the “Purchase Price”), plus or minus (whichever is applicable) the Adjustment Amount, and shall be paid by Buyer to Seller at Closing as follows:

(a)          By the grant to Seller of an equity interest of five percent (5%) in Buyer; and

(b)          in cash via wire transfer of immediately available funds in an amount equal to (i) the Purchase Price, as adjusted, and reduced by (ii) Seller’s Equity Contribution Amount.

Prior to the expiration of the Due Diligence Period, Buyer and Seller shall agree upon an allocation of the Purchase Price for local, state and federal tax purposes; which allocation will specify the Purchase Price for the Property by Real Property, Personal Property and Other Assets. The agreed allocation will be attached to this Agreement in the form shown on Schedule 2.3.

2.4           Earnest Money Deposit. Buyer will, within five (5) days after the Effective Date deposit SEVENTY SEVEN THOUSAND SEVEN HUNDRED FIFTY AND NO/100 U.S. DOLLARS ($77,750.00), and, within two (2) business days after the expiration of the Due Diligence Period so long as Buyer has not terminated this Agreement, an additional SEVENTY SEVEN THOUSAND SEVEN HUNDRED FIFTY AND NO/100 U.S. DOLLARS ($77,750.00), (the “Earnest Money Deposit”) with Escrow Agent. The Earnest Money Deposit will be refunded to Buyer if Buyer terminates this Agreement prior to the expiration of the Due Diligence Period as permitted under Section 11.1(a). After the expiration of the Due Diligence Period, the Earnest Money Deposit will be non-refundable to Buyer and will be paid to Seller if this Agreement is terminated for any reason other than Buyer's termination of this Agreement under Section 11.1(b), Section 11.1(c), Section 11.1(e), Section 11.1(f) or Section 11.2(a)(i). Upon Closing, the Earnest Money Deposit shall be applied to the Purchase Price.

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2.5          Adjustment of Purchase Price.

(a)          All income and expenses (including prepaid expenses) of the Property shall be prorated on a daily basis between Seller and Buyer as of 11:59 p.m., on the date (the “Proration Date”) immediately preceding the Closing. Such items to be prorated shall include, without limitation:

(i)	Payments under Assumed Obligations;

(ii)	The amount of Accrued Employee Benefits;

(iii)	Utility charges, if any, based on utility charges for the month immediately preceding the Closing; and

(iv)	Real property taxes, which for the fiscal year 2014 shall be pro-rated based upon the actual year fiscal 2014 tax amounts, if available, and if not, available, then upon the actual assessed value for fiscal year 2014, but to the extent the actual assessed value for fiscal year 2014 is unavailable, the actual assessed value for fiscal year 2013 and applying either (a) the fiscal year 2014 tax rate if known, or (b) to the extent the fiscal year 2014 tax rate is unavailable, the fiscal year 2013 tax rate. Should actual taxes for the current year vary from estimated taxes, each party shall have the right to demand and receive from the other a re-proration of taxes and reimbursement for the prorated amount or variation thereof.

Buyer and Seller shall prepare a proposed schedule (the “Proration Schedule”) prior to Closing that shall include the items listed above and any other applicable income and expenses with regard to the Property. Seller and Buyer will use all reasonable efforts to finalize and agree upon the Proration Schedule at least two (2) business days prior to Closing.

(b)          Any escrow accounts held by any utility companies, and any cash deposits made by Seller or Seller’s Affiliates prior to Closing to secure obligations under Assumed Obligations shall be either paid to Seller or, if assigned to Buyer, Seller shall receive a credit at Closing for any such deposits.

(c)          With respect to any amounts held by Seller in a resident escrow or trust account under any Property Agreement, at or promptly following Closing, Seller shall return the same to the depositor thereof (to the extent the amounts held in any such accounts have not been applied against amounts owing by the depositor thereof in accordance with the terms of the applicable Property Agreement) or transfer such resident escrow or trust account under any Property Agreement to Buyer, whereupon Buyer shall be solely responsible for such resident escrow or trust account so transferred to Buyer. With respect to any cash security or other deposits actually held by Seller pursuant to the Property Agreements (i.e., other than amounts held in a resident escrow or trust account), at Closing, Seller shall credit Buyer for all such deposits (to the extent such security or other deposits have not been applied against delinquent amounts owing under such Property Agreements as provided therein).

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(d)          Seller shall receive all income from, and shall be responsible for, all expenses of the Property attributable to the period prior to the Proration Date, unless otherwise provided for in this Agreement. In the event Buyer receives any payment from a tenant for rent due for any period prior to the Proration Date or payment of any other receivable of Seller, Buyer shall forward such payment to Seller.

(e)          Buyer shall receive all income from, and shall be responsible for, all expenses of the Property attributable to the period from and after the Proration Date, unless otherwise provided for in this Agreement. In the event Seller or Seller’s Affiliates receive any payment from a tenant for rent due for any period from and after the Proration Date, Seller shall forward such payment to Buyer.

(f)          The parties agree that any amounts that may become due under this Section 2.5 shall be paid at Closing as can best be determined (such amount, the “Preliminary Adjustment Amount”). A post-Closing reconciliation of pro-rated items shall be made by the Buyer and Seller within ninety (90) days after Closing and any amounts due at that time shall be promptly forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after such determination shall be forwarded at the time they are received. Any amounts due under this Section 2.5 which cannot be determined within ninety (90) days after Closing shall be reconciled as soon thereafter as such amounts can be determined. Any amounts due under this Section 2.5 after the Closing shall be referred to as the “Post-Closing Adjustment Amounts”. Buyer and Seller agree that each shall have the right to audit the records of the other for up to one (1) year following Closing in connection with any such post-Closing reconciliation.

(g)          Buyer shall receive a credit towards the Purchase Price for the Accrued Employee Benefits, if any, and any other obligations as otherwise expressly agreed by the Buyer and Seller.

(h)          This Section 2.5 shall survive the Closing.

2.6           Escrow Agent.

(a)          By its execution and delivery of this Agreement, Escrow Agent agrees to be bound by the terms and conditions in Section 2.4 of this Agreement to the extent applicable to its duties, liabilities and obligations as “Escrow Agent.” Escrow Agent shall hold and dispose of the funds deposited with the Escrow Agent pursuant to this Agreement (“Escrowed Funds”) in accordance with the terms of this Agreement. Escrow Agent shall incur no liability in connection with the safekeeping or disposition of the Escrowed Funds for any reason other than Escrow Agent’s breach of contract, willful misconduct or gross negligence. Escrow Agent shall be reimbursed by Buyer and Seller, jointly and severally, for all out-of-pocket costs and expenses incurred in connection with its obligations hereunder. If Escrow Agent is in doubt as to its duties or obligations with regard to the Escrowed Funds, or if the Escrow Agent receives conflicting instructions from Buyer and Seller with respect to the Escrowed Funds, the Escrow Agent shall not be required to disburse the Escrowed Funds and may, at its option, continue to hold the Escrowed Funds until both Buyer and Seller agree as to their disposition, or until a final judgment is entered by a court of competent jurisdiction directing their disposition, or the Escrow Agent may interplead the Escrowed Funds in accordance with the laws of the Commonwealth of Massachusetts. Escrow Agent shall not be responsible for the preservation of principal or any interest on the Escrowed Funds except as is actually earned, or for the loss of any interest or principal resulting from the withdrawal of the Escrowed Funds prior to the date interest is posted thereon.

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(b)          The Escrow Agent may resign upon written notice to the Seller and Buyer. If a successor escrow agent is not appointed by the Seller and Buyer within this thirty (30) day period, the Escrow Agent may, but shall have no duty to, petition a court of competent jurisdiction to name a successor. If no successor escrow agent is appointed within thirty (30) days after such written notice, the Escrow Agent may withhold performance by it pursuant to Section 2.6(a) until such time as a successor escrow agent is appointed and, at such time, the Escrow Agent shall deliver the Escrowed Funds or other documents, instruments or items, if any, delivered to the Escrow Agent hereunder to any such successor escrow agent; provided, however, the Escrow Agent shall act in accordance with any joint written instructions from the Seller and Buyer.

(c)          The Escrow Agent may be removed, with or without cause, by the Buyer and Seller acting jointly at any time by providing written notice to the Escrow Agent.

(d)          This Section 2.6 shall survive the Closing or the expiration or any termination of this Agreement.

ARTICLE III

DUE DILIGENCE PERIOD

3.1           Due Diligence Period. During the Due Diligence Period, Buyer shall have the right to a complete physical inspection of the Property as the Buyer deems appropriate to review and evaluate the Property, the nature and extent of the Property, and operations of the Property, and all rights and liabilities related thereto. In consideration of the execution of this Agreement, Seller agrees to cause to be provided to or made available to Buyer, at no cost to Buyer, all items requested on the attached Exhibit B, via electronic mail submission or electronic data room, in an electronic format from which Buyer can generate an accurate and complete paper copy that is both legible and suitable for inspection and review. Buyer acknowledges receipt as of the date hereof of all items listed on Exhibit B, other than those items listed on the attached Exhibit B-1. Buyer may request that other items be provided by Seller in addition to those specifically listed in Exhibit B, which items shall be mutually agreed upon by the Buyer and Seller in their reasonable discretion; provided, however, that neither Buyer’s request for such additional items nor Seller’s agreement to provide those additional items shall extend or enlarge the Due Diligence Period. During the Due Diligence Period, Buyer shall have reasonable access to the Property at all reasonable times during normal business hours for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that, when practicable, (a) Buyer will give Seller prior notice of any such inspection or test and (b) all such tests shall be conducted by Buyer in compliance with Buyer’s responsibilities set forth in Section 3.2 below. In the course of its investigation of the Property, Buyer may make inquiries to third parties such as Existing Manager, parties to Property Agreements and municipal, local and other government officials and representatives; provided that Buyer shall not contact any parties to Property Agreements (other than the applicable Seller or the Existing Manager) without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Buyer may contact and file permit applications with any governmental authorities required to obtain the permits and approvals described in Section 7.8(a) hereof. Seller shall cooperate with Buyer’s due diligence during normal business hours so long as Buyer gives at least twenty-four (24) hours’ notice to Seller, conducts such due diligence during normal business hours and is not disruptive to the operation of Seller’s business at the Property.

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3.2           Buyer’s Responsibilities. In conducting any inspections, investigations or tests of the Property, Buyer shall (i) not unreasonably disturb the tenants or interfere with their use of the Property; (ii) not materially or unreasonably interfere with the operation and maintenance of the Property; (iii) not materially damage any part of the Property or any personal property owned or held by any tenant or any third party; (iv) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (v) comply in all material respects with all Applicable Laws; and (vi) not permit any Liens to attach to the Property by reason of the exercise of its rights hereunder.

3.3           Continuing Diligence and Inspection Rights. Following the expiration of the Due Diligence Period, and prior to the Closing or any earlier termination of this Agreement, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such further inspections and assessments of the Property as Buyer deems necessary or desirable to comply with Buyer’s internal requirements or the requirements of Buyer’s lenders, investors, or members, including, without limitation, further inspection of environmental and structural aspects, assessments of the compliance of the Property with all Applicable Laws, and customary pre-closing walk-throughs. Notwithstanding the foregoing, all such inspections and assessments by Buyer shall be subject to the terms and conditions of Section 3.2 above and shall not extend Buyer’s rights to terminate this Agreement pursuant to Section 11.1(a) hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as of the Effective Date and as of the Closing as follows:

4.1           Organization; Good Standing. Seller is validly existing and in good standing under the laws of the State of Massachusetts, with all requisite company power and authority to carry on its business in the manner and in the location in which such business has been and is now being conducted, to execute and deliver this Agreement, and to perform its obligations hereunder. Seller has the full right, power and authority and has obtained any and all consents required to enter into this Agreement, all of the documents to be delivered by Seller at the Closing and to consummate or cause to be consummated the transactions contemplated hereby.

4.2           Consent of Third Parties. Except as otherwise set forth on Schedule 4.2, no consent or approval of any third party is required as a condition to the entering into, performance or delivery of this Agreement by Seller other than such consent as has been previously obtained.

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4.3           Authority; Enforceability. The execution and delivery of this Agreement has been duly authorized by Seller, and this Agreement constitutes the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms.

4.4           Absence of Conflicts. Subject to obtaining the consents and approvals described on Schedule 4.2 and the payment in full of the existing mortgage on the Property at the Closing, neither the execution, delivery or performance of this Agreement will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Seller and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Seller and/or its Affiliates is bound or affected, the Property Agreements or any Applicable Law.

4.5           No Judgments. Except as set forth on Schedule 4.5, there are no judgments presently outstanding and unsatisfied against the Property, the Seller or any of Seller’s assets.

4.6           No Governmental Approvals. Except as set forth on Schedule 4.6, No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Seller of this Agreement or the taking of any action contemplated by this Agreement, which has not been obtained.

4.7           Insurance. Schedule 4.7 sets forth an accurate summary of all general liability, fire, theft, professional liability and other insurance maintained with respect to the Property, currently and for the last three (3) years. Neither Seller, nor to Seller’s Knowledge, Existing Manager has taken any action or failed to act in a manner, including the failure of Seller or Existing Manager to give any notice or information, which would limit or impair the rights of Seller or Existing Manager under such insurance policies. Seller shall provide Buyer with current loss runs within fifteen (15) days after the end of each month from the Effective Date until the Closing. Prior to Closing Seller will promptly notify Buyer of any potential losses or claims that may be covered by the insurance of which Seller has Knowledge.

4.8           Litigation. Except as set forth on Schedule 4.8, there is no pending or, to Seller’s Knowledge, considered or threatened judgment, litigation, proceeding, investigation or inquiry (by any person, governmental or quasi-governmental agency or authority or otherwise) to which Seller or the Property is a party, including without limitation, litigation brought by Seller against any third party.

4.9           Compliance with Laws. Except as provided on Schedule 4.9, to Seller’s Knowledge, the Property has been constructed and has been and is presently used and operated in compliance in all respects with, and in no way in violation of, any Applicable Laws affecting the Property or any part thereof. Neither the Seller nor the Existing Manager has received notice of any such violation.

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4.10         Environmental Matters. Neither Seller nor Existing Manager has generated, stored or disposed of any hazardous substance at or on the Property, and, except as set forth in Schedule 4.10, Seller has no Knowledge of any previous or present generation, storage, disposal or existence of any hazardous substance at or on the Property other than in accordance with all Applicable Laws. The term “hazardous substance” shall mean “hazardous waste,” “toxic substances,” “petroleum products,” “pollutants,” or other similar or related terms as defined or used from time to time in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. §§ 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6921, et seq.), similar state laws, and regulations (the “Environmental Laws”) adopted thereunder. Neither Seller, nor, to Seller’s Knowledge, Existing Manager, has filed or been required to file any notice reporting a release of any hazardous substance into the environment, and no notice pursuant to Section 103(a) or (c) of the CERCLA, 42 U.S.C. § 9601, et seq. or any other Environmental Law has been or was required to be filed. Neither Seller, nor, to Seller’s Knowledge, Existing Manager, has received any notice letter under any Environmental Law or any notice or claim, and there is no investigation pending, contemplated, or to Seller’s Knowledge threatened, to the effect that Seller or Existing Manager is or may be liable for or as a result of the release or threatened release of hazardous substance into the environment or for the suspected unlawful presence of any hazardous waste on the Property. Seller agrees to indemnify and hold Buyer, Tenant, and their Affiliates harmless from any Loss resulting from a breach of this Section 4.10. Notwithstanding the provisions of ARTICLE X, the agreement to indemnify in this Section 4.10 shall survive the Closing without limitation.

4.11         Assessments. There are no special or other assessments for public improvements or otherwise now affecting the Property, now pending or, to Seller’s Knowledge, threatened special assessments affecting the Property, and no contemplated improvements affecting the Property that may result in special assessments affecting the Property.

4.12         Property Agreements. The Property Agreements listed on Exhibit C hereto are in full force and effect and are all of the agreements relating to or affecting the Property. Seller is not in default of any of its obligations under any of the Property Agreements, and Seller has no Knowledge of any default on the part of any other party thereto.

4.13         Licenses. Exhibit D attached hereto is a true and complete list of all Licenses held by the Seller. The Licenses listed on Exhibit D are valid and to Seller’s Knowledge no material violations exist with respect to such Licenses. To Seller’s Knowledge, no other Licenses are required to be held by the Seller for the lawful ownership, use, occupancy, operation and maintenance of the Property as an assisted living and memory care facility. No applications, complaints or proceedings are pending or, to the Knowledge of Seller, contemplated or threatened which may (i) result in the revocation, modification, non-renewal or suspension of any License or of the denial of any pending applications, (ii) the issuance of any cease and desist order, or (iii) the imposition of any fines, forfeitures, or other administrative actions with respect to the Property or its operation. A list of all unsatisfied or otherwise outstanding citations with respect to the Property or its operation is shown on Exhibit H.

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4.14         Resident Agreements. Except as otherwise noted on Schedule 4.14, the rent roll attached hereto as Exhibit F (the “Rent Roll”) is true and complete, and no Resident Agreement currently in effect with respect to the Property contains any material financial concession from the standard form of Resident Agreement for the Property attached hereto as Exhibit G. Seller is not in default under any of its material obligations under any Resident Agreement or any lease, and, except as set forth on the Rent Roll, Seller has no Knowledge of any material default on the part of any other party thereto. All of the Resident Agreements identified on the Rent Roll are currently in full force and effect as of the date of the Rent Roll.

4.15         Medicare; Medicaid. Except as set forth in Schedule 4.15, no portion of the income from any Property is attributable to Medicare, Medicaid or any public or private third party payor or other program, except for certain payment from private insurers pursuant to long-term care policies. To Seller’s Knowledge, all billing practices of Seller and Existing Manager with respect to private insurance companies have been in compliance with all Applicable Laws.

4.16         Condemnation. Neither Seller nor Existing Manager has received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding, with respect to all or any portion of the Property.

4.17         Condition of Property.

(a)          Real Property. Except as described on Schedule 4.17, with regard to the Property, to the Seller’s Knowledge:  (i) there are no material structural defects, (ii) there is no insect or rodent infestation, (iii) the roof is free of leaks, (iv) there are no leaks in the foundation, (v) there are no toxic mold or mold-related problems, and (vi) all mechanical and utility systems servicing the Real Property are in good condition and proper working order, free of material defects and in substantial compliance with all Applicable Laws.

(b)          Personal Property. Except as described on Schedule 4.17: (i) the Personal Property comprises all material assets, rights or property used in the operation of the assisted living facility located on the Real Property and constitutes all of the personal property used or required for the operation of the Property as an assisted living facility, and (ii) all of the Personal Property is in good condition, working order and repair (ordinary wear and tear excepted).

(c)          Intellectual Property. Except as described on Schedule 4.17, the Intellectual Property comprises all material assets, rights or property used in operation of the operation of the assisted living facility located on the Real Property and constitutes all the intellectual property used for the operation of the Property as an assisted living facility.

4.18         Independent Property. Except as described on Schedule 4.18, the Property is an independent unit which does not rely on facilities (other than facilities of public utility, sewer and water companies) located on any property not included in the Property (i) to fulfill any zoning, building code, or other municipal or governmental requirement, or (ii) for structural support or the furnishing of any essential building systems or utilities, including, but not limited to, electric, plumbing, mechanical, heating, ventilating and air conditioning systems. No building or other improvements not included in the Property relies on any part of the Property to fulfill any zoning, building code, or other municipal or governmental requirement or for structural support or the furnishing of any essential building systems or utilities.

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4.19         Full Disclosure. To the Seller’s Knowledge, none of the representations or warranties in this Agreement by Seller, any descriptive information concerning the Property set forth in this Agreement, or any Schedule or Exhibit attached hereto and referenced herein contains any untrue statement of a fact or omits to state a fact necessary to make the statements of fact contained therein not misleading.

4.20         Utilities Access. Except as described on Schedule 4.20, the Real Property has adequate water supply, storm and sanitary sewer facilities, adequate access to telephone, gas and electricity connections, adequate fire protection, drainage, means of ingress and egress to and from public highways and, without limitation, other public utilities. Except as described on Schedule 4.20, the parking facilities located on the Property comply with all Applicable Laws or meet requisite exceptions or variances to such laws. All public utilities are installed and operating, and all installation and connection charges have been paid in full. All streets and roads necessary for access to and full utilization of the Property, and every part thereof, have been built, completed, dedicated, and accepted for maintenance and public use by the appropriate governmental authorities or are otherwise owned and maintained by local governments for public use. Seller has no Knowledge of any fact or condition existing that would result or could result in the termination or reduction of the current access from the Property to the existing roads and highways or to sewer or other utility services presently serving the Property.

4.21         Zoning. Except as provided on Schedule 4.9, the current use of the Property is permitted under the applicable municipal zoning ordinances, or special exceptions, variances, or conditions thereto, and the Property complies, to the extent required (including any waiver or grandfathering), with all conditions, restrictions and requirements of such zoning ordinances and all amendments thereto. Evidence of such compliance for the Property is contained on Exhibit E.

4.22         FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445 of the Code and the Regulations issued thereunder.

4.23         Interests; Title. Except as described on Schedule 4.23, Seller owns one hundred percent (100%) of the ownership interest in the Property, free and clear of all Liens except Permitted Exceptions and Permitted Liens. There are no outstanding options or other rights to purchase or otherwise acquire any ownership interest in the Property.

4.24         Title Encumbrances. Except as described on Schedule 4.24, Seller is not in default under any of its material obligations under any recorded agreement, easement or instrument encumbering title to the Property, and Seller has no Knowledge of any material default on the part of any other party thereto.

4.25         Affordable Housing Units. Except as described on Schedule 4.25, no bedroom or unit in the Property is leased or reserved for lease as an affordable housing unit or for low- or moderate-income residents. Except as described on Schedule 4.25, the Property is not required to lease or reserve any unit or bedroom as an affordable housing unit or bedroom or for low-income or moderate-income residents pursuant to a presently existing agreement or Applicable Law.

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4.26         No New Survey Matters. Since the dates of the most recent surveys for the Real Property (complete and accurate copies of which have been or will be provided to Buyer pursuant to Section 7.6(d)), to Seller’s Knowledge, no new survey matters have arisen in connection with the Real Property which would otherwise be required under the applicable ALTA/ACSM standards to be shown thereon.

4.27         Loans. Except as otherwise described on Schedule 4.27, there are no loans secured by the Property.

4.28         Patriot Act Compliance. To the extent applicable to Seller, to Seller’s Knowledge Seller has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent such laws are applicable to Seller. Seller is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

4.29         Broker’s or Finder’s Fees. Except as provided on Schedule 4.29, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement. This Section 4.29 shall survive the Closing or the expiration or any termination of this Agreement.

4.30         Insolvency. Neither Seller nor any of its Affiliates have, and to Seller’s Knowledge, Existing Manager has not (i) commenced a voluntary case or had entered against them a petition for relief under any Applicable Law relative to bankruptcy, insolvency, or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state or foreign judicial or non-judicial proceeding to hold, administer, and/or liquidate all or substantially all of their respective assets, (iii) had filed against them any involuntary petition seeking relief under any Applicable Law relative to bankruptcy, insolvency, or other relief to debtors which involuntary petition is not dismissed within sixty (60) days, or (iv) made a general assignment for the benefit of creditors.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the Effective Date and as of the Closing as follows:

5.1           Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power to own, operate, and lease the Property and carry on business as it is now being conducted and as the same will be conducted following the Closing.

5.2           Authorization and Binding Effect of Documents. The execution and delivery of this Agreement has been duly authorized by Buyer, and this Agreement constitutes the valid and binding obligation and agreement of Buyer, enforceable in accordance with its terms (subject to the effect of bankruptcy, insolvency fraudulent conveyance, reorganization, moratorium and similar laws affecting creditor’s rights and remedies generally, and to limitations imposed by general principles of equity, whether applied by a court of law or of equity).

5.3           Absence of Conflicts. Neither the execution and delivery of this Agreement, nor compliance with the terms and provisions hereof, will (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate, or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Buyer and/or its Affiliates, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer and/or its Affiliates is bound or affected, or any Applicable Law to which Buyer and/or its Affiliates is subject.

5.4           Consents. The execution, delivery and performance by Buyer and/or its Affiliates of this Agreement and the other Documents, and consummation by Buyer and/or its Affiliates of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other person or entity, excluding consents that Seller is obligated to obtain under Section 7.12 below.

5.5           Patriot Act Compliance. To the extent applicable to Buyer, to Buyer’s actual knowledge upon reasonable inquiry, Buyer has complied in all material respects with the Patriot Act and the regulations promulgated thereunder, and the rules and regulations administered by OFAC, to the extent such laws are applicable to Buyer. Buyer is not included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, nor is it a resident in, or organized or chartered under the laws of, (A) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (B) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

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5.6           Broker’s or Finder’s Fees. No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or any of its Affiliates or under its authority, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement. This Section 5.6 shall survive the Closing or the expiration or any termination of this Agreement.

5.7           Financial Capacity. Buyer represents and warrants that Buyer, or an Affiliate thereof, has the requisite financial capacity to complete the transactions contemplated hereby and to pay to Seller all amounts due hereunder.

5.8           Suitability.  Buyer has no Knowledge of any facts that would deem it not suitable or qualified to own or operate the Standish Facility or obtain all licenses and governmental approvals with respect thereto.

ARTICLE VI

OTHER COVENANTS

6.1           Conduct of Business Prior to the Closing. Seller covenants and agrees that from the Effective Date through the Closing, unless Buyer otherwise consents in writing, Seller, its Affiliates and Existing Manager shall:

(a)          Operate the Property in the ordinary course of business, including (i) incurring expenses consistent with the past practices, (ii) using commercially reasonable efforts to preserve the Property’s present business operations, organization and goodwill and its relationships with residents, customers, employees, advertisers, suppliers and other contractors, and (iii) maintaining the Licenses listed on Exhibit D.

(b)          Operate the Property and otherwise conduct business in accordance with the terms or conditions of the Licenses listed on Exhibit D, all Applicable Laws having jurisdiction over any aspect of the operation of the Property and all applicable insurance requirements.

(c)          Maintain the books and records for the Property.

(d)          Timely comply in all material respects with the Property Agreements.

(e)          Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, the Property in whole or in part, except to residents of the facility in the ordinary course of business using a form of resident agreement agreed upon by Seller and Buyer.

(f)          Take commercially reasonable efforts to maintain the Personal Property currently in use in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

(g)          Perform all covenants, terms, and conditions and make all payments in a timely fashion, under any loans listed on Schedule 4.27.

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(h)          Not amend or modify the Property Agreements or take or fail to take any action thereunder outside the ordinary course of Seller’s business.

(i)          Subject to Section 12.18 below, not make any alterations or improvements to the Property or make any capital expenditure with respect to the Property in excess of ONE HUNDRED THOUSAND AND NO/100 U.S. DOLLARS ($100,000.00) other than those that are required by Applicable Law or that are necessary to preserve the coverage under or comply with the terms of any insurance policy with respect to the Property.

(j)          Not enter into any agreement which calls for annual payments in excess of TEN THOUSAND AND NO/100 U.S. DOLLARS ($10,000.00) or for a term in excess of one year, unless such agreement can be terminated upon not more than sixty (60) days prior written notice without the payment of any termination fee or penalty payment; notwithstanding the foregoing, nothing herein shall prevent: (i) Standish SLR, LLC or its members from entering into, and consummating, transactions pursuant to which Standish SLR, LLC or its members acquire the interests of Oaktree Adams, LLC, or the interests of its the members in Seller; or (ii) any other transaction pursuant to which the majority members of Seller acquire additional interests in Seller.

(k)          Provide the Buyer with a current Rent Roll on the first day of each month.

6.2           Notification of Certain Matters. Seller shall give prompt written notice to Buyer, and Buyer shall give prompt written notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date to the Closing, and (ii) any failure to comply with or satisfy, in any material respect, any covenant, condition, or agreement to be complied with or satisfied under this Agreement. If, prior to Closing, either Buyer or Seller obtains Knowledge of any matter that causes the representations or warranties of the other party contained in this Agreement to be untrue or inaccurate in any material respect, such party shall promptly notify the other party thereof in writing.

6.3           Title; Additional Documents. At the Closing, Seller shall transfer and convey to Buyer good and indefeasible fee simple title to the Property, free and clear of any Liens except Permitted Exceptions and Permitted Liens. At the Closing, all warranties and guaranties, to the extent in existence and assignable or transferable, relating to the Property shall be transferred by Seller to, and shall be held and owned by, Buyer. The acceptance of the deed by the Buyer or its nominee as the case may be, shall be deemed to be a full performance and discharge of Sellers obligations hereunder with regard to delivery of Title to the Property as required by this Agreement.

6.4           Other Consents. Seller shall obtain the consents or waivers to the transactions contemplated by this Agreement required under the Property Agreements.

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 6.5           Inspection and Access. Seller shall, commencing on the Effective Date of this Agreement, open the assets, books, accounting records, correspondence and files of Seller (to the extent related to the operation of the Property) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of such books, records and files or extracts therefrom. Such access will be available to Buyer during normal business hours, upon notice, in such manner as will not unreasonably interfere with the conduct of the business of the Property. Seller will make available to Buyer such additional data and other available information regarding the Property as Buyer may reasonably request. Those books, records and files which relate to the Property that are not transferred to Buyer shall be preserved and maintained by Seller for two (2) years after the Closing, or such greater amount of time required by Applicable Law, and those books, records and files relating to the Property the possession of which is being transferred to Buyer hereunder shall be maintained and preserved by Buyer for a period of two (2) years after the Closing, or such greater amount of time required by Applicable Law.

6.6           Confidentiality.

(a)          Confidential Information. Any and all nonpublic information, documents, and instruments delivered to Buyer by Seller or its agents or Affiliates and any and all nonpublic information, documents, and instruments delivered to Seller by Buyer or its agents or Affiliates, including, without limitation, this Agreement, the Documents and all agreements referenced herein, are of a confidential and proprietary nature. Buyer and Seller agree that prior to Closing, each will maintain the confidentiality of all such confidential information, documents or instruments delivered to each by the other party or its agents in connection with the negotiation of, or in compliance with, this Agreement, and only disclose such information, documents, and instruments to their duly authorized officers, directors, attorneys, accountants, consultants, other advisers, representatives and agents, or as otherwise required by Applicable Law. Buyer and Seller further agree that if the transactions contemplated hereby are not consummated and this Agreement is terminated, each will return all such documents and instruments and all copies thereof in their possession to the other party. This Section 6.6(a) shall only survive Closing as to Seller (and not Buyer) but shall survive as to both Seller and Buyer in the event this Agreement is terminated prior to Closing.

(b)          Confidentiality of Agreement. Seller and Buyer will not disclose the terms or existence of this Agreement to any third party without the prior written consent of the other party or its agents, except that Seller and Buyer may disclose such terms to their respective attorneys, accountants, consultants, engineers, other advisers, members, shareholders, lenders, the Buyer’s potential investors or lenders, and as required by Applicable Law or by Section 7.9 without such prior written consent. This Section 6.6(b) shall survive Closing and shall survive in the event this Agreement is terminated prior to Closing with respect to the Seller.

(c)          Permitted Uses of Information. Notwithstanding the forgoing, nothing in this Section 6.6 shall prevent the Buyer from making any disclosure regarding this Agreement to the Securities and Exchange Commission (the “SEC”) necessary to comply with any reporting, disclosure, or filing requirements imposed upon the Buyer by the SEC.

(d)          Irreparable Harm. Seller and Buyer recognize that any breach of this Section 6.6 would result in irreparable harm to the other party; therefore, the Seller or the Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of proving actual damages or posting a bond, cash or otherwise, in addition to all of other legal and equitable remedies.

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6.7           Publicity. Seller agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of Buyer, except as required by Applicable Law.

6.8           Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to satisfy any condition for which such party is responsible hereunder and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

6.9           Reports. Seller shall file on a current and timely basis until the Closing, all reports and documents required to be filed with respect to the Licenses. True and complete copies of all such reports filed as of the Effective Date and continuing through the Closing shall be promptly supplied to Buyer by Seller.

6.10         Post-Closing Obligations of Seller. Following Closing, Seller shall use, and shall cause Seller’s Affiliates to use, reasonable diligent efforts to cooperate with Buyer and its Affiliates to (a) confirm that all Licenses are obtained and held by the proper entity for operation of the Property, and (b) to the extent not previously transferred to Buyer, to provide any records in Seller’s custody or control which may be requested of Buyer by any authorized governmental agency. Further, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall make the operating statements and any and all books, records, correspondence, financial data, leases, delinquency reports and all other documents and matters maintained by Seller or its agents and relating to receipts and expenditures pertaining to the Property for the three (3) most recent full calendar years and the current calendar year (collectively, the “Records”) available to Buyer for inspection, copying and audit by Buyer's designated accountants, and at Buyer's expense. This Section 6.10 shall survive the Closing.

6.11         No Other Representations or Warranties.

(a)          Buyer agrees that, except for the representations and warranties made by Seller and expressly set forth in this Agreement, neither the Seller nor any of its Affiliates or its respective representatives has made (and shall not be construed as having made) to Buyer or any representatives thereof any representation or warranty of any kind.

(b)          Seller agrees that, except for the representations and warranties made by Buyer and expressly set forth in this Agreement, neither Buyer nor any of its Affiliates or its representatives have made (and shall not be construed as having made) to Seller or to any of Seller’s Affiliates or any respective representatives thereof any representation or warranty of any kind.

6.12         Noncompetition. After the Closing, Seller and Seller’s Affiliates shall not directly or indirectly (unless acting in accordance with Buyer’s written consent) own, manage, operate, finance or participate in the ownership, management, operation or financing of, or permit its name to be used by or in connection with, any competitive business or enterprise located within a five (5) mile radius of the Real Property for a period of two (2) years after the Closing. For purposes of this Section 6.12, the term “competitive business or enterprise” shall mean a nursing home, continuing care, memory care or assisted living facility. This Section 6.12 shall survive Closing. Buyer does acknowledge and consent to Seller’s Affiliate’s ownership and operation after the Closing of the property known as “Compass on the Bay”, located at 1380 Columbia Road, Boston, Massachusetts, and further agrees that the ownership and operation of that property shall not be deemed a breach of this Section 6.12.

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6.13         Exclusivity. From and after the Effective Date to the Closing or termination of this Agreement according to the terms hereof, Seller shall not take any action, directly or indirectly, to encourage, initiate or engage or participate in discussions or negotiations with, or provide any information to, any party, other than Buyer, concerning a potential transaction involving the purchase and sale of the Property, the purchase and sale of all or substantially all of the ownership interest of Seller, or any transaction similar to the foregoing.

6.14         [Reserved].

6.15         Employees. To the extent that Seller has employees, the Buyer or its designee has the right, but not the obligation, to make offers of employment to all of the employees of the Seller to commence effective upon the Closing. Seller agrees to terminate all employees who accept employment with Buyer or its designee as of the Closing and shall satisfy all accrued payroll and benefits obligations thereto as of the Closing other than the Accrued Employee Benefits. Buyer acknowledges that Seller has disclosed to Buyer that as of the Effective Date, Seller has no employees.

ARTICLE VII

CONDITIONS PRECEDENT TO THE

OBLIGATION OF BUYER TO CLOSE

Buyer’s obligation to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Buyer in writing:

7.1           Accuracy of Representations and Warranties; Closing Certificate. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by Seller in this Agreement or in any certificate delivered pursuant to Section 9.2 that is qualified as to knowledge or materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing, and each of such representations and warranties that is not qualified as to knowledge or materiality shall be true and correct when made and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made or given on and as of the Closing. For purposes of determining whether the representations and warranties made by the Seller pursuant to this Agreement are true and correct at and as of the Closing, the Schedules and Exhibits shall be deemed to include only that information contained therein on the date such Schedules and Exhibits are acknowledged pursuant to Section 12.15, and shall be deemed to exclude any information disclosed to Buyer pursuant to Section 6.2 or otherwise.

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7.2           Performance of Agreement. Seller and its Affiliates shall have performed in all material respects all of their covenants, agreements and obligations required by this Agreement to be performed or complied with by them prior to or upon the Closing.

7.3           No Adverse Change. No change or development shall have occurred which has or is likely to materially affect the Property, its use or its value.

7.4           [Reserved.]

7.5           [Reserved.]

7.6           Title Insurance and Survey.

(a)          Within five (5) days after the execution of this Agreement, Buyer shall order commitments for owner’s policies of title insurance (the “Title Commitment”) issued by the Title Insurer covering fee simple title to the Property, in which the Title Insurer shall agree to insure, in such amount as Buyer deems adequate, merchantable title to such interests free from the Schedule B standard printed exceptions and all other exceptions except for (i) exceptions which, under applicable state rules and regulations, cannot be deleted or modified and (ii) Permitted Exceptions, with such endorsements as Buyer shall reasonably require and with insurance coverage over any “gap” period. Such Title Commitments shall have attached thereto complete, legible copies of all instruments noted as exceptions therein, and shall be delivered promptly to Buyer upon receipt by Seller. Buyer shall furnish Seller with a copy of the title commitment and attachments, and all subsequent revisions thereof, promptly upon receipt of same.

(b)          If (i) any of the Title Commitments reflect any exceptions to title other than Permitted Liens which are not acceptable to Buyer in Buyer’s sole discretion, or (ii) the Survey to be obtained by Buyer pursuant to Section 7.6(d) below discloses anything not acceptable to Buyer in Buyer’s sole discretion, or (iii) at any time prior to the Closing, title to Seller’s interests in the Property is encumbered by any exception to title other than Permitted Liens, which was not on the initial Title Commitment for the Property and is not acceptable to Buyer in Buyer’s sole discretion (any such exception or unacceptable statement of fact being referred to herein as a “Title Defect”), then Buyer shall, on or before the earlier of five (5) days before the end of the Due Diligence Period or ten (10) days following receipt of such Title Commitment, as the case may be, give Seller written notice of such Title Defect (the “Title Notice”). Such Title Notice shall include a copy of the relevant Title Commitment and copies of the exceptions. Any exception to title that is (x) disclosed in the Title Commitment, or (y) identified on a Survey, which, in either case, is not identified as a Title Defect in the Title Notice, shall be deemed to be a “Permitted Exception” for purposes of this Agreement. Seller shall, within ten (10) days after receipt of any such Title Notice, notify Buyer whether Seller will take the action necessary to remove the Title Defects. On or before the Closing, Seller shall provide Buyer with reasonable evidence of removal of the items it notifies Buyer that it will cure (the “Agreed Upon Title Defects”). Notwithstanding anything contained herein to the contrary, the following items (the “Required Cure Items”) must be cured prior to or at Closing (with Seller having the right to apply the portion of the Purchase Price allocated to either such party pursuant to Section 2.3 hereof, or a portion thereof, for such purpose): (w) all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing Date (x) all mortgages, security deeds, and other security instruments, (y) all past Taxes, and (z) all judgments against the Seller which may constitute a Lien.

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(c)          In the event (x) the Agreed Upon Title Defects specified are not cured on or before the Closing, (y) a Required Cure Item is not cured on or before the Closing, or (z) if Seller does not timely notify Buyer that Seller will remove Title Defects within the ten (10) days as specified above (in which case Buyer shall make its election pursuant to this subsection (c) prior to five (5) days following the date of such Title Notice), Buyer shall have the option to:

(i)	accept Seller’s interest in the Real Property subject to such Title Defect(s) or Required Cure Item(s), in which event such Title Defect(s) or Required Cure Item(s) shall become part of the Permitted Exceptions, and to close the transaction contemplated hereby in accordance with the terms of this Agreement;

(ii)	pay any amount reasonably necessary but not to exceed $250,000.00 to cure the items set forth in Section 7.6(b)(w) above, or $100,000.00 to cure any Agreed Upon Title Defects other than Required Cure Items (such amounts so paid to be hereinafter referred to as the “Cure Amount”), and deduct such Cure Amount from the Purchase Price; or

(iii)	by giving Seller written notice of Buyer’s election, terminate this Agreement and receive a refund of the Earnest Money Deposit, in which event no party shall have any further rights or obligations to the other hereunder, except for such rights and obligations that, by the express terms hereof, survive any termination of this Agreement. If Buyer elects to proceed with the Closing without giving notice of its election of this option (ii), it will be deemed to have accepted such Title Defect(s) or Required Cure Item(s)as Permitted Exceptions.

Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default; provided, however, that the inability of Seller, having used commercially reasonable efforts to cure Title Defects or Required Cure Items other than monetary encumbrances shall not be deemed to be a breach by Seller of this Agreement.

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(d)          Notwithstanding anything in this Agreement to the contrary, Seller covenants and agrees that at or prior to Closing, Seller shall (i) pay or cause to be paid in full and cause to be canceled and discharged or otherwise bond and discharge as liens against the Property all mechanics’, materialmen’s, repairmen’s, contractors’ or other similar Liens which encumber the Property as of the Effective Date created by, through or under Seller or which may be filed against the Property after the Effective Date created by, through or under Seller and on or prior to the Closing Date (ii) pay or cause to be paid in full all past due ad valorem taxes and assessments of any kind constituting a lien against the Property which are due and payable, and (iii) pay or cause to be paid in full, or cause to be canceled and discharged all security deeds or other security instruments encumbering the property and created by or through Seller, except to the extent Buyer otherwise assumes any of the obligations secured by such instruments, and all judgments which have attached to and become a lien against the Property by, through or under Seller. In the event Seller fails to cause such liens and encumbrances to be paid and canceled at or prior to Closing, Buyer shall be entitled to pay such amount to the holder thereof as may be required to pay and cancel same, and to credit the amount so paid against the Purchase Price allocated to the Buyer pursuant to Section 2.3 hereof. Notwithstanding the foregoing, nothing contained in section shall limit the right of the Buyer to pursue any and all remedies provided in Section 11.2 of this Agreement as a result of Seller’s default. Buyer acknowledges that instruments discharging mortgages and other monetary encumbrances may be recorded after the Closing in accordance with conveyancing practices customary in Boston, Massachusetts.

(e)          Seller has provided Buyer with a copy of the most recent existing boundary survey for the Property. Buyer may order one or more boundary surveys for the Property (the “Survey”) prepared by a registered land surveyor or surveyors satisfactory to Buyer. Buyer acknowledges that it has received delivery of the survey entitled “Final As-Built Plan in Dorchester, MA for Adams Square Limited Partnership” dated August 8, 1995, updated February 19, 2003 and September 6, 2005, as well as the Surveyor’s Report dated January 31, 1995, updated September 7, 2005, and deems the matters shown thereon as acceptable to Buyer.

(f)          At Closing, the Title Insurer shall be prepared to issue a title insurance policy in accordance with the Title Commitment, with all endorsements reasonably required by Buyer and with coverage over any “gap” period.

(g)          All Title Expenses shall be paid by the parties in accordance with Section 9.4 hereof. “Title Expenses” shall include all costs and expenses of obtaining the Survey and Title Commitment, together with any endorsements required by any lender financing the Buyer’s acquisition of the Property. “Title Expenses” shall exclude any costs and expenses incurred or required to be incurred to cure any Title Defects or Required Cure Items.

7.7           Other Inspections. Prior to the Closing, at reasonable times and upon reasonable notice, Buyer or Buyer’s agent(s), consultants, or other retained professionals shall have the right, at Buyer’s expense, to perform or complete such inspections and assessments of the Property as Buyer deems necessary or desirable, including, without limitation, environmental and structural aspects, and assessments of the compliance of the Property with all Applicable Laws.

7.8           Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing each of the Documents required to be delivered pursuant to Section 9.2.

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7.9           Licenses.

(a)          To the extent necessary and permitted or required by Applicable Laws, Seller shall have completed the transfer and assignment of all the Licenses listed on Exhibit D to the Post-Closing Licensee at or prior to the Closing. To the extent that any such Licenses are not transferable or assignable by Seller, the Post-Closing Licensee shall have obtained, at the Buyer’s sole cost and expense, in the Post-Closing Licensee’s own name, the Licenses, and Seller shall, and shall cause Existing Manager to, reasonably cooperate with the Post-Closing Licensee in obtaining such Licenses at or prior to Closing. The Post-Closing Licensee shall diligently pursue all required Licenses. If any Licenses cannot be obtained by the Post-Closing Licensee at or prior to the Closing Date other than due to the fault of Buyer, Buyer shall have the right to extend the Closing until the earlier of: (i) ten (10) business days after the procurement of such Licenses; or (ii) for a period of one hundred eighty (180) days.

(b)          In the event the regulatory authorities (i) assert that there are violations and require repairs or alterations to be made to cure such violations, or (ii) assess fines as a result of operational issues and require such fines to be paid prior to issuing Licenses to the Post-Closing Licensee or prior to confirming to Buyer that the Licenses are in place, no material violations exist, and the Property is in good standing, the Seller’s performance of all such required repairs and alterations at Seller’s expense and payment of any and all such fines by Seller shall be a condition to Buyer’s Closing. If any operational changes are required by such regulatory authorities as a condition to issuing Licenses as a result of the existence of such matters described in Section 7.9 (b)(i) or (ii), Seller’s implementing such action at Seller’s expense shall be a material obligation and condition to Closing. If Seller fails to take such foregoing actions, Buyer shall have the remedy available under Section 11.2(a) but only if there exists such matters as are described in Section 7.9 (b)(i) or (ii).

(c)          If any of the Licenses cannot be obtained by the Post-Closing Licensee at or prior to the Closing, alternative arrangements that are reasonably satisfactory to Buyer, Seller, and Tenant shall have been implemented to assure that the Post-Closing Licensee shall, to the extent permitted by Applicable Laws, rules and regulations, have the benefit of such Licenses, and Seller and the Post-Closing Licensee shall cooperate and use their respective commercially reasonable efforts to obtain the Licenses for the Post-Closing Licensee or to complete the transfer and assignment of the Licenses by Seller, whichever is applicable, as contemplated in the foregoing sentences promptly after the Closing. For example, but not by way of limitation, in the event the required Licenses have not been transferred, issued or re-issued as of the Closing with respect to the Property, as required by Applicable Law and regulations, Seller, Tenant and the Buyer shall enter into a sublease (the “Transition Period Sublease”), on terms and conditions mutually acceptable to the parties thereto, so that the Property may continue to be operated on and after the Closing pending the transfer, issuance or re-issuance of such required Licenses. This subsection shall survive the Closing until the earlier to occur of (i) the issuance of the Licenses to Buyer or Tenant, or (ii) the termination of the Transition Period Sublease, if any.

(d)          Sections 7.9(a) and (b) shall survive Closing.

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7.10         Termination of Management Agreements. Buyer shall have received evidence from Seller, satisfactory to Buyer in its sole discretion, that the management agreement between Seller and Existing Manager has been terminated without fee or cost to Buyer.

7.11         Governmental Approvals. Seller shall have obtained all authorizations, consents, orders, or approvals of, shall have made all declarations or filings with, and shall have allowed the expiration of waiting periods imposed by, any governmental agencies necessary for the consummation of the transactions contemplated by this Agreement.

7.12         Third-Party Consents. Seller shall have obtained the consents to assignment, waivers and similar instruments described on Schedule 7.12 hereto, which schedule shall be agreed upon and completed by the parties prior to the expiration of the Due Diligence Period.

7.13         [Reserved].

7.14         Guaranty. The Seller shall have caused Senior Living Residences, LLC (the “Guarantor”) to execute and deliver and guaranty of the Seller’s obligations to the Buyer hereunder, including without limitation all obligations contained in ARTICLE X and ARTICLE XI hereof, in the form attached as Exhibit K to this Agreement (the “Guaranty”).

7.15         Management Agreement. No later than ten (10) days after the Effective Date, Buyer and Manager shall have entered into that certain agreement (the “Management Agreement”) for the continued management of the Property by the Manager, in the form set forth as Exhibit I hereto.

7.16         Joint Venture Agreement. No later than Closing, Buyer, or its designee, and Seller, or its designee, shall have entered into the Joint Venture Agreement governing the operation of Buyer in the form set forth as Exhibit I-1 hereto.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE

OBLIGATION OF SELLER TO CLOSE

The obligation of the Seller to close pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing, of each of the following conditions, unless waived by Seller in writing:

8.1           Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the Effective Date and as of the Closing with the same effect as though made at such time, except for changes that are not materially adverse to Seller.

8.2           Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements, and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing.

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8.3           Delivery of Closing Documents. Buyer shall have delivered or caused to be delivered to Seller on the Closing each of the Documents required to be delivered pursuant to Section 9.3.

8.4           Management Agreement. No later than ten (10) days after the Effective Date, Buyer and Manager shall have entered into the Management Agreement.

8.5           Joint Venture Agreement. No later than Closing, Buyer, or its designee, and Seller, or its designee, shall have entered into the Joint Venture Agreement.

ARTICLE IX

CLOSING

9.1           Closing Date and Place. The Closing shall take place on the date which is five (5) business days following the satisfaction of all conditions to Closing contained in ARTICLE VII and ARTICLE VIII, or at such earlier or later date and time as may be expressly agreed upon in writing by the Buyer and Seller (the “Closing Date”) but in no event later than November 30, 2013. The Closing shall be accomplished by the Buyer and Seller depositing the Closing Documents into escrow with the Title Insurer and Buyer and Seller issuing their respective instructions to the Title Insurer without the need for attending in person unless the parties mutually agree otherwise.

9.2           Deliveries of Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

(a)          A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Seller (i) is duly organized and in good standing in the state of organization of Seller, and (ii) is qualified to do business in the state in which the Property is located.

(b)          A certificate of the secretary (or the equivalent thereto if none) of Seller attesting as to the incumbency of each manager, officer, and authorized representative of Seller who executes this Agreement and any of the other Documents, certifying that resolutions and consents necessary for Seller to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(c)          A quitclaim deed and a bill of sale (with general warranty of title but disclaimers of warranty other than as to title) in the form of bill of sale as is annexed hereto as Exhibit I-2 and other instruments of transfer and conveyance transferring the Property held or owned by Seller (or Seller’s Affiliates) to Buyer free of all Liens other than the Permitted Exceptions and Permitted Liens.

(d)          A certificate of non-foreign status under Section 1445 of the Code, complying with the requirements of the Income Tax Regulations promulgated pursuant to such Section.

(e)          A certificate that the conditions specified in Sections 7.1 and 7.2 are satisfied as of the Closing.

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(f)           A true, correct and complete Rent Roll for the Property certified by Seller listing each resident as of the Closing, the unit, bed or room number of such resident, the amount of monthly fees to be paid by such resident, the amount of security deposit, the date of the Resident Agreement, and the expiration date of such Resident Agreement.

(g)          Assignments of the Property Agreements and Licenses from Seller, duly executed by Seller.

(h)          All third-party consents described in Section 7.12.

(i)           Opinions from counsel for Seller in the form attached hereto as Exhibit L, regarding the due organization, good standing, power and authority, and due execution of this Agreement and all other Documents by Seller.

(j)           Assurance from the appropriate regulatory officials confirming that the Licenses listed on Exhibit D are all that is required to operate the Property as an assisted living and memory care facility in the State of Massachusetts, that there are no material violations or defaults under such Licenses, and that the sale of the Property will not cause such Licenses to be revoked.

(k)          A Transition Period Sublease, if applicable, duly executed by Seller.

(l)           Any audited, historical financials and any representation from Seller related to matters related thereto (including, without limitation a representation that such audited financials have been prepared in accordance with GAAP) required to allow the Buyer to comply with any reporting, discloser, or filing requirements imposed upon the Buyer by the Securities and Exchange Commission with respect to the transactions contemplated by this Agreement. Additionally, Seller shall provide Buyer, but without expense to Seller, with (a) an audit letter in substantially the form as Exhibit J attached hereto and made a part hereof, and (b) copies of, or access to, such factual information as may be reasonably requested by Buyer or its designated accountants, and in the possession or control of Seller, to enable Buyer to file any filings required by the SEC in connection with the purchase of the Property.

(m)          A Holdback Escrow Agreement in accordance with Section 10.5, in the form attached hereto as Exhibit M, duly executed by Seller.

(n)          A Pooling Agreement, in the form attached hereto as Exhibit N, duly executed by Seller and its Affiliates.

(o)          Such additional information, materials, affidavits and certificates as Buyer shall reasonably request to evidence the satisfaction of the conditions to Seller’s obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer’s obligation to close hereunder have been obtained, title affidavits, such affidavits and indemnities as the Title Insurer may reasonably require to issue the Title Insurance policies, the gap coverage and all endorsements and any other documents expressly required by this Agreement to be delivered by Seller at Closing, or as may be reasonably required by the Title Insurer.

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9.3           Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

(a)          The Purchase Price in accordance with Section 2.3, subject to the adjustments under Section 2.4.

(b)          A certificate that the conditions specified in Sections 8.1 and 8.2. are satisfied as of the Closing.

(c)          An agreement by Buyer assuming the Assumed Obligations.

(d)          A governmental certificate, dated as of a date as near as practicable to the Closing, showing that Buyer is (i) duly organized and in good standing in the state of its formation, and (ii) is qualified to do business in the state where the Property is located.

(e)          A certificate of the secretary (or the equivalent thereto if none) of Buyer attesting as to the incumbency of each officer or authorized representative of Buyer who executes this Agreement and/or any of the other Documents, certifying that resolutions and consents necessary for Buyer to act in accordance with the terms of this Agreement have been adopted or obtained (with copies thereof attached) and to similar customary matters.

(f)          Opinions from counsel for Buyer in the form attached hereto as Exhibit L-1, regarding the due organization, good standing, power and authority, and due execution of this Agreement and all other Documents by Buyer.

(g)          A Holdback Escrow Agreement in accordance with Section 10.5, in the form attached hereto as Exhibit M, duly executed by Buyer.

(h)          A Pooling Agreement, in the form attached hereto as Exhibit N, duly executed by Buyer, and its Affiliates.

(i)          Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

9.4           Closing Costs. Buyer and Seller shall each pay (a) their respective attorneys’ fees and expenses (b) broker fees and commissions engaged by such party, respectively, and (c) except as set forth below, due diligence costs. Notwithstanding anything herein to the contrary, Seller and Buyer shall equally share the cost of all transfer, conveyance, intangible, and documentary stamp taxes, all costs of the Title Insurer to insure title, and the cost of owner’s title insurance policies (collectively, the “Transaction Costs”).

ARTICLE X

INDEMNIFICATION

10.1         General. The rights to indemnification set forth in this ARTICLE X and the other rights described in this Agreement shall be in addition to all other rights to monetary damages that any party (or the party’s successors or permitted assigns) would otherwise have by Applicable Law in connection with the transactions contemplated by this Agreement or any other Document; provided, however, that neither party shall have the right to be compensated more than once for the same monetary damage.

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10.2         Indemnification by Seller. From and after Closing, Seller shall indemnify, defend, and hold harmless Buyer, Tenant and each of their officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

(a)          Any material breach by Seller of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; and

(b)          The ownership, operation or control of the Property prior to the Closing, including without limitation, any and all liabilities which relate to events occurring prior to the Closing, regardless of when they are asserted or whether such was disclosed to Buyer and regardless of whether such was a breach of any representation, warranty, or covenant by Seller, except for (i) Assumed Obligations, and (ii) obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to the Buyer.

(c)          Claims by any other party claiming to have represented Seller as broker or agent in connection with the transactions contemplated by this Agreement.

10.3         Indemnification by Buyer. From and after Closing, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any of the following:

(a)          Any material breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; and

(b)          The ownership, operation or control of the Property after the Closing, including the Assumed Obligations, but excluding any obligations, indebtedness or liabilities to the extent of any Adjustment Amount credited to Seller.

(c)          Claims by any party other than the person(s) designated on Schedule 4.29 claiming to have represented Buyer or Seller as broker or agent in connection with the transactions contemplated by this Agreement.

10.4         Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Section 10.2 and Section 10.3, the following procedure shall apply:

(a)          Whenever a claim shall arise for indemnification under this ARTICLE X, the party entitled to indemnification (the “Indemnified Party”) shall give a reasonably prompt written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

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(b)          In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. If, however, (x) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (y) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of clause (x), the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party. In the case of clause (y), the Indemnifying Party shall pay all costs of defense of both itself and the actual out-of-pocket costs of the Indemnified Party.

(c)          If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party), provided that no settlement shall be made, and no judgment consented to, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to periodic reimbursement from the Indemnifying Party of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this ARTICLE X.

(d)          Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay. Notwithstanding anything to the contrary contained herein, the parties agree that no indemnification right or obligation shall apply to the extent any such Loss or expense is paid to an Indemnified Party by an insurance company.

(e)          The right to pursue indemnification as set forth in Sections 10.2(a) and 10.3(a) shall survive the Closing hereunder for a period of eighteen (18) months following the Closing, and the right to pursue indemnification as set forth in all other Sections of this ARTICLE X shall survive the Closing hereunder indefinitely.

(f)          Notwithstanding anything to the contrary in this Agreement, the right to pursue indemnification as set forth in this ARTICLE X shall be actionable or payable only if valid claims for Losses, if any, collectively aggregate more than TWENTY FIVE THOUSAND and No/100 U.S. Dollars ($25,000.00) (the “Floor”), provided, however, that the foregoing limitation shall not apply in the case of fraud on the part of Buyer, Seller or any of their respective Affiliates, or to any claims arising under Section 10.2(b), Section 10.2(c), Section 10.3(b) or Section 10.3(c), (none of which shall be limited in any manner whatsoever). In addition, Buyer agrees to concurrently seek recovery against Seller, under any insurance policies, the Title Policy and other applicable agreements, and Seller shall not be liable to Buyer to the extent Buyer’s claim is actually satisfied from any sums recovered from such insurance policies, Title Policy or other applicable agreements. FINALLY, IN NO EVENT SHALL EITHER PARTY EVER BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES OTHER THAN IN THE EVENT OF FRAUD.

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10.5         Holdback Escrow. In order to secure the indemnities provided by Seller and other obligations of Seller provided for herein, at Closing, Seller agrees to deposit into escrow with the Title Insurer in accordance with an indemnity escrow agreement (the “Holdback Escrow Agreement”) entered into by the parties Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Holdback Escrow Funds”) of the Purchase Price paid to it in an interest bearing account, which interest is to accrue to the benefit of Seller, for a period of eighteen (18) months from the Closing. The Holdback Escrow Funds shall be used to satisfy any entitlement of Buyer pursuant to this Agreement.

ARTICLE XI

DEFAULT AND TERMINATION

11.1         Right of Termination. This Agreement may be terminated prior to Closing as follows:

(a)          By Buyer, in its sole and absolute discretion, at any time during the Due Diligence Period for any reason or for no reason whatsoever; or

(b)          By written agreement of Seller and Buyer; or

(c)          By Buyer if, as of the Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VIII, other than Section 8.4 and/or 8.5, have been met, but all conditions in ARTICLE VII have not been met, or as specifically provided for in Sections 7.6, 11.2(a), 12.18 and 12.19; provided, however, that nothing contained in this Section 11.1(c) shall limit Buyer’s rights pursuant to Section 11.2 below in the event that Seller is in default;

(d)          By Seller if, as of Closing or such earlier date as specified in this Agreement, all conditions in ARTICLE VII, other than Section 7.15 and/or 7.16, have been met but all conditions in ARTICLE VIII have not been met or Buyer defaults on its obligation to close this transaction; provided, however, that nothing contained in this Section 11.1(d) shall limit Seller’s rights pursuant to Section 11.2 below in the event that Buyer is in default; or

(e)          By Seller or Buyer if a court of competent jurisdiction or other governmental agency shall have issued an order, decree, or ruling or taken any other action (which order, decree, or ruling the parties hereto shall use their diligent efforts to lift), in each case permanently retraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or otherwise determining that the consummation of such transactions would be unlawful, and such order, decree or ruling shall have become final and nonappealable.

35

 (f)          By Buyer if Buyer obtains Knowledge of any matter that causes any material representation or warranty of the Seller contained herein to be untrue or inaccurate in any material respect; provided, however, that prior to termination Buyer gives written notice to Seller specifying the material representation or warranty of the Seller contained herein that Buyer alleges to be untrue or inaccurate in any material respect.

(g)          In the event this Agreement is terminated pursuant to this Section 11.1 or pursuant to any other express provision of this Agreement for any reason other than a default by the Seller or Buyer hereunder, then (i) this Agreement shall be of no further force or effect as of the date of delivery of such written notice of termination, (ii) the Buyer and Seller shall equally share the cancellation charges, if any, of the Escrow Agent and Title Insurer, (iii) no party shall have any further rights or obligations hereunder other than pursuant to any provision hereof which expressly survives the termination of this Agreement, and (iv) all Escrowed Funds shall be released to the party entitled to the same in accordance with Section 2.4 hereof.

(h)          In addition to this Agreement, Buyer and Bay View of Boston Associates Limited Partnership, an affiliate of Seller, have also executed that certain Purchase and Sale Agreement dated as of the Effective Date for the purchase of that certain facility known as “Compass on the Bay” (the “Compass Purchase Agreement”). Any default hereunder shall be deemed a default under the Compass Purchase Agreement and any default under the Compass Purchase Agreement shall be deemed a default under this Agreement; provided, however, that if the Closing of the transaction contemplated by this Agreement has occurred but the closing of the transaction set forth in the Compass Purchase Agreement has not occurred then the provisions of this Section 11.1(h) shall be of no further force and effect.

11.2         Remedies upon Default.

(a)          If Seller defaults on any of Seller’s obligations hereunder, and such default continues for ten (10) days after written notice thereof specifying such default, Buyer may serve notice in writing to the Seller in the manner provided in this Agreement, and either:

(i)            If specific performance is unavailable, terminate this Agreement, receive a refund of the Earnest Money Deposit and receive from Seller reimbursement of all actual third-party out-of-pocket expenses incurred by Buyer in pursuing the transactions contemplated by this Agreement, and pursue all legal remedies available at law against Seller for Buyer’s actual damages arising from Seller’s default hereunder; or

(ii)           Waive any such conditions, title objections or defaults and consummate the transaction contemplated by this Agreement in the same manner as if there had been no title objections, conditions or defaults without any reduction in the Purchase Price and without any further claim against the Seller therefor and, if necessary, pursue an action for specific performance.

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(b)          If Buyer defaults on its obligation to close this transaction, Seller’s exclusive remedy shall be to terminate this Agreement and receive the Earnest Money Deposit as liquidated damages.

11.3         Specific Performance. Seller specifically agrees that Buyer shall be entitled, in the event of a default by Seller, to enforcement of this Agreement by a decree of specific performance or injunctive relief requiring Seller to fulfill its obligations under this Agreement. If Buyer pursues an action for specific performance and prevails, Buyer shall not be entitled to any monetary damages, except as set forth in Section 12.16.

11.4         Obligations Upon Termination. Except as otherwise provided herein, if this Agreement is terminated, each of the parties shall bear its own costs incurred in connection with the transactions contemplated by this Agreement.

11.5         Termination Notice. Each notice given by a party to terminate this Agreement shall specify the Subsection of ARTICLE XI pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Subsection of ARTICLE XI, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

11.6         Sole and Exclusive Remedy. Seller and Buyer each acknowledge and agree that prior to the Closing, such party’s sole and exclusive remedy with respect to any and all claims made prior to the Closing for any breach or liability under this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated hereby shall be solely in accordance with, and limited to, Sections 2.4, 11.1, 11.2 and 11.3. The foregoing shall in no manner limit the rights and obligations of the parties provided in ARTICLE X from and after the Closing. In addition, in no event shall the provisions of this ARTICLE XI limit the non-prevailing party’s obligation to pay the prevailing party’s attorneys’ fees and costs pursuant to Section 12.16 hereof.

ARTICLE II

MISCELLANEOUS

12.3         Further Actions. From time to time before, at and after the Closing, each party will execute and deliver such other documents as reasonably requested by the Buyer, Seller or Escrow Agent to consummate the transactions contemplated hereby.

12.4         Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by facsimile (with written confirmation of receipt), by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

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If to Seller, to:

OAKTREE SLR, LLC

c/o Robert F. Larkin and

Peter G. Mullin

Senior Living Residences, LLC

388 East Eighth Street

South Boston, MA 02127

Telephone: 617-269-3757

Facsimile: 617.268.1380

E-mail: PMullin@slr-usa.com

with copies to:

Mark J. Coltin, Esq.

101 Merrimac Street, Suite 810

P.O. Box 9601

Boston, MA 02114-9601

Telephone: 617-482-0060

Facsimile: 866-508-2524

Email: mark@coltinlaw.com

If to Buyer, to:

SENTIO-SLR BOSTON PORTFOLIO, LLC

Attn: John Mark Ramsey

Attn: Scott Larche

189 S. Orange Ave., Suite 1700

Orlando, Florida 32801

Telephone: 407-999-2426

Fax: (407) 999-5210

and:

Michael A. Okaty, Esq.

Foley & Lardner LLP

111 N. Orange Avenue, Suite 1800

Orlando, FL 32801

Telephone: 407-423-7656

Fax: 407-648-1743

E-mail: mokaty@foley.com

or such other address as a party may from time to time notify the other parties in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so sent by facsimile, upon receipt as evidenced by the sender’s written confirmation of receipt, (ii) if so mailed, as of the date delivered, and (iii) if so delivered by courier, on the date received.

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12.5         Entire Agreement. This Agreement and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings, or arrangements between the parties hereto with respect to the subject matter hereof.

12.6         Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and any Indemnified Party and their respective successors or permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

12.7         Assignment. This Agreement may not be assigned by any party prior to Closing without the written consent of the Buyer and Seller, which consent may be given or withheld in each such party’s sole and absolute discretion, except that Buyer may assign this Agreement and its rights hereunder without the consent of Seller (i) to an Affiliate of Buyer, (ii) to a partnership in which Buyer or any Affiliate of Buyer is a general partner, (iii) a limited liability company in which Buyer or any Affiliate of Buyer is a manager or managing member or (iv) any other lawful entity entitled to do business in the state in which the Property is located provided such entity is controlled by, controlling or under the common control with Buyer or any Affiliate of Buyer (each, a “Permitted Buyer-Assignee”). In the event of such an assignment to a Permitted Buyer-Assignee, Buyer shall not be released from any of its duties, covenants, obligations or representations and warranties under this Agreement and, from and after any such assignment, Buyer and such Permitted Buyer-Assignee shall be jointly and severally liable under this Agreement, and from and after any such assignment, the term “Buyer” shall be deemed to mean such Permitted Buyer-Assignee under any such assignment.

12.8         Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the state in which the Real Property is located without regard to its principles of conflicts of laws. Venue for any dispute shall be in Suffolk County, Massachusetts.

12.9         Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged, or terminated orally, except by an instrument in writing signed by: (i) Buyer and Seller with respect to any provision contained herein; and (ii) Buyer, Seller, and Escrow Agent with respect to Section 2.6 hereof. Any waiver shall be effective only in accordance with its express terms and conditions.

12.10       Joint and Several. If there is more than one Seller hereunder, Seller shall be jointly and severally liable with the other Seller for performing all obligations of Seller under this Agreement.

12.11       Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Applicable Law, the parties hereto hereby waive any provision of Applicable Law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

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12.12      Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

12.13       Counterparts. This Agreement may be executed and accepted in one or more counterparts for the convenience of the parties, each of which will be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery of a counterpart hereof via facsimile transmission or by electronic mail transmission shall be as effective as delivery of a manually executed counterpart hereof.

12.14       References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

12.15       Schedules and Exhibits. Each Schedule and Exhibit referred to in this Agreement shall be deemed to be attached hereto and incorporated by reference even though it may be maintained separately from this Agreement or completed after the Effective Date so long as it is acknowledged as a Schedule or an Exhibit to this Agreement by the parties hereto as of Closing. Any item disclosed hereunder (including in the Schedules and Exhibits hereto) shall be deemed disclosed for all purposes hereof irrespective of the specific representation or warranty to which it is explicitly referenced. The Schedules and Exhibits not attached hereto as of the Effective Date will be prepared and mutually agreed to by the parties within five (5) business days of the Effective Date. The parties agreement to cooperate and act in good faith during the preparation of such documents.

12.16       Attorneys’ Fees. In the event either party brings an action to enforce or interpret any of the provisions of this Agreement, the “prevailing party” in such action shall, in addition to any other recovery, be entitled to its reasonable attorneys’ fees and expenses arising from such action and any appeal or any bankruptcy action related thereto, whether or not such matter proceeds to trial. For purposes of this Section 12.16, “prevailing party” shall mean, in the case of a person asserting a claim, such person is successful in obtaining substantially all of the relief sought, and in the case of a person defending against or responding to a claim, such person is successful in denying substantially all of the relief sought.

12.17       Section 1031 Exchange/Tax Planning. If requested by either Buyer or Seller, the other party shall cooperate in permitting the other to accomplish an exchange under Section 1031 of the Code or to restructure this transaction in a way which is more advantageous for tax purposes; provided, however, that such exchange or restructuring shall not modify any underlying financial or other material terms of this Agreement, shall not delay the Closing, shall not relieve Buyer or Seller of any liability for their respective obligations hereunder, and shall not result in any other party incurring any greater cost or expense that it otherwise would if any such exchange had not been elected.

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12.18       Casualty. The risk of any loss or damage to the Property by fire or other casualty before the Closing shall continue to be borne by Seller. Seller shall promptly give Buyer written notice of any fire or other casualty (in any event within five (5) days after Seller first has Knowledge of the occurrence of same), which notice shall include a description thereof in reasonable detail and an estimate of the cost of time to repair. If (i) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, or (ii) at the time of Closing the estimated cost of repairs as to the Property is ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00) or less, as determined by an independent adjuster selected by Seller, Buyer shall be required to purchase the Property in accordance with this Agreement, and Buyer shall, at Buyer’s option, either: (x) receive a credit at Closing of the estimated cost or repairs to the Property, as determined by the aforesaid independent adjuster, plus any reasonably estimated lost revenue following Closing arising from such fire or casualty; or (y) receive from Seller at Closing (I) an assignment, without representation or warranty by or recourse against Seller, of all insurance claims and proceeds with respect thereto, plus (II) an amount equal to Seller’s insurance deductible, plus (III) a credit for the amount of any reasonably estimated lost revenue following Closing arising from such fire or casualty. If the estimated cost of repairing such damage to the Property is more than ONE HUNDRED THOUSAND U.S. DOLLARS ($100,000.00), as determined by such independent adjuster, Buyer may, at its sole option: (x) terminate this Agreement by notice to Seller on or before the earlier of the Closing or the tenth (10th) day after receipt of such notice described above, in which event no party shall have any further liability to the party under this Agreement; or (y) proceed to Closing as provided in this Section 12.18. In no event shall the amount of insurance proceeds assigned to Buyer under this subparagraph (plus the amount of the deductible) exceed the lesser of (i) the cost of repair or (ii) the Purchase Price. The parties’ obligations, if any, under this Section 12.18 shall survive the expiration or any termination of this Agreement.

12.19       Condemnation. The risk of any loss or damage to the Property by condemnation before the Closing shall continue to be borne by Seller. In the event any condemnation proceeding is commenced or threatened, Seller shall promptly give Buyer written notice thereof (in any event within five (5) days after Seller first has Knowledge of the occurrence of same), together with such reasonable details with respect thereto as to which Seller may have Knowledge. If, prior to Closing, there is a material taking by eminent domain at the Property, this Agreement shall become null and void at Buyer’s option, and upon receipt by Seller of the written notice of an election by Buyer to treat this Agreement as null and void, this Agreement shall be deemed null and void. If Buyer elects to proceed and to consummate the purchase despite said material taking, or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Buyer shall be required to purchase the Property in accordance with the terms of this Agreement, and Seller shall assign to Buyer, without representation of warranty by or recourse against Seller, all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceeding (in which event Buyer shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage). For the purpose of this Section 12.19, the term “material” shall mean any taking of in excess of five percent (5%) of the square footage of the Property or ten percent (10%) of the Real Property associated with the Property. The parties’ obligations, if any, under this Section 12.19 shall survive the expiration or any termination of this Agreement.

12.20       Limited Liability. No past, present, or future member, partner, shareholder, director, officer of employee of any party to this Agreement shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or Document contemplated hereby or in connection with the transactions contemplated by this Agreement or any such other agreement.

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12.21       Survival of Defined Terms. Where this Agreement provides that a term or provision shall survive the Closing or the expiration or earlier termination of this Agreement, any defined terms contained in ARTICLE I that are used in such surviving term or provision shall also survive.

12.22       Time of Essence. Time shall be of the essence with respect to all matters contemplated by this Agreement.

12.23       No Third-Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are, and will be, for the benefit of the Buyer, Seller, Guarantor and Escrow Agent only and are not for the benefit of any third party; and, accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

12.24      WAIVER OF JURY TRIAL. EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

(The remainder of this page is intentionally left blank.)

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the Effective Date.

BUYER:		SELLER:

SENTIO-SLR BOSTON PORTFOLIO, LLC		OAKTREE SLR, LLC, a Massachusetts limited
a Delaware limited liability company		liability company

By its Member,
By:	/s/ John Mark Ramsey	STANDISH/SLR, LLC
Name: John Mark Ramsey
Title: Authorized Signatory		By:	/s/ Peter G. Mullin
Name: Peter G. Mullin
Title: Manager

		By:	/s/ Robert F. Larkin, Jr.
Name: Robert F. Larkin, Jr.
Title: Manager

OAKTREE SLR, LLC, a Massachusetts limited liability company

By its Member,
OAKTREE ADAMS, LLC,

		By:	/s/ Arthur Klipfel
Name: Arthur Klipfel
Title: Manager

		By:	/s/ Gwendolyn Noyes
Name: Gwendolyn Noyes
Title: Manager

ESCROW AGENT:

Stewart Title Guaranty Company

By:	/s/ Joseph P. Sullivan
Name:	Joseph P. Sullivan
Title:	Underwriting Counsel

Schedule 2.1(a)

Excluded Real Property

The easement to park up to forty (40) motor vehicles, together with the right of ingress and egress, on a parcel of land identified at Lot 2 as shown on a Plan entitled “Subdivision Plan of Land in Dorchester, Mass. For Unihab, Inc.” by Landmark Engineering & Surveying, Inc., dated January 25, 1991, revised October 11, 1991 and recorded with the Suffolk County Registry of Deeds at the end of Book 18033. The easement, set forth in a Deed dated July 28,1993 and recorded with the Suffolk County Registry of Deeds in Book 18458, Page 78.

2

Schedule 2.1(h)

Excluded Intellectual Property

The service mark, owned by an affiliate of Seller, described in U.S. Patent and Trademark Office Reg. Number 4,268,574 (the “Registered Mark”) referring to “Compass Memory Support” as well as the right to use the word, “Compass”, in connection with rental and management of housing to persons with memory impairment and related conditions.

3

Schedule 2.1A

Excluded Property

None.

4

Schedule 2.2(c)

Assumed Obligations

1.	Vehicle Lease # 22 62062A

Ford Starcraft 14 passenger van VID # 1FDEE3FS8CDA21723 dated June, 2012; 60 month lease @$1,128.69 per month;

2.	Tyco Fire Alarm and Inspection Agreement

3.	Simplex Grinnell Sprinkler Fiore Suppression Maintenance Agreement

4.	Lexington Alarm Systems, Inc. Annual Service Agreement

5.	Otis Elevator Co., Inspection and Maintenance Agreement

6.	Ikon Printer/Copier lease

7.	Metro Tropical Plant Co. Interior Landscaping, Inc. Agreement

8.	Ultra Safe Pest Management Inc. Pest Control Agreement

9.	Health Care Insights, LLC Nutrition Counseling Agreement

10.	Comcast of Boston Cable Communications Cable TV Agreement

11.	Steri-Safe Medical Waste Removal Service Agreement

12.	Sub-Lease between Standish Village and Kids First Daycare and Learning Center, Inc.

13.	Sub-Lease between Standish Village and Verizon Wireless (Cell Tower Rooftop Lease) dated 12-22-2000

14.	Sub-Lease between Standish Village and T-Mobile Communications (Cell Tower Rooftop Lease) dated 5-29-1998

15.	Residency Agreements in effect at time of closing

16.	Affordable Housing Agreement dated September 14, 2005 by and Between Oaktree SLR, LLC and Massachusetts Housing Partnership Fund Board.

Schedule 2.3

Purchase Price Allocation

Facility	Real Property	Personal Property	Other Assets	Total
Standish	$	$	$	$15,550,000

2

Schedule 4.2

Consents of Third Parties

None.

Schedule 4.4

Conflicts

None.

2

Schedule 4.5

Judgments

None.

Schedule 4.6

Governmental Approvals

Massachusetts Executive Office of Elder Affairs Change of Ownership Certification Application will be required per provisions of 651 CMR 12.03(7).

2

Schedule 4.7

Seller’s Insurance

See Insurance Certificates and related documentation located at Exhibit B 1.04 in Data Room. See also attached

Oaktree SLR, LLC

Standish Village at Lower Mills

Commercial General/Professional Liability:

$1,000,000 per occurrence/$3,000,000 aggregate General Liability

$1,000,000 per occurrence/$3,000,000 aggregate Professional Liability

$1,000,000 per occurrence/$1,000,000 aggregate Employee Benefits Liability

2/25/11 to 2/25/12 American Empire Surplus Lines 11CG61069

2/25/12 to 2/25/13 American Empire Suplus Lines 12CG65857

2/25/13 to 2/25/14 American Empire Surplus Lines 13CG0174369

Excess Liability Policy

$2,000,000 per occurrence/$2,000,000 aggregate

2/25/11 to 2/25/12 American Empire Surplus Lines 11CX08975

2/25/12 to 2/25/13 American Empire Surplus Lines 12CX65857

2/25/13 to 2/25/14 American Empire Surplus Lines 13CX08975

Business Auto Liability

$1,000,000 Combined Single Limit (Bodily Injury and Property Damage)

Comprehensive Deductible: $500; Collision Deductible: $500

2/25/11 to 6/1/11 American Empire Surplus Lines 11CG61069

(Hired/Non-owned only)

6/1/11 to 6/1/12 Charter Oak Fire Insurance (Travelers) BA23E16723

6/1/12 to 6/1/13 Charter Oak Fire Insurance (Travelers) BA23E16723

Property

Building $10,143,070, Business Personal Property $613,000; Deductible $5,000

Earthquake $5,000,000; Deductible $50,000

2/25/11 to 2/25/12 Employers Fire Insurance (OneBeacon) 710029154

Business Interruption: $3,886,005

2/25/12 to 2/25/13 Employers Fire Insurance (One Beacon) 710029154

Business Interruption: $4,518,123

2/25/13 to 2/25/14 Travelers Property Casualty Insurance 7C583048

Business Interruption: $4,823,707

Schedule 4.8

Litigation

Cynthia Hunter v. Oaktree SLR, LLC d/b/a Standish Village Assisted Living, Action pending before the Massachusetts Commission Against Discrimination (See Attorney status letter at Exhibit B Section 1.03.01).

Schedule 4.9

Compliance with Laws

None.

Schedule 4.10

Environmental Matters

See supplied environmental reports and transmittals which are as follows:

1.	McPhail Associates, Inc. volume entitled: “Release Abatement Measure (RAM) Plan, 1190 Adams Street (Mother RTN 3-11850) (Daughter RTN 3-23716) Dorchester Massachusetts for Department of Environmental Protection Bureau of Solid Waste Clean-Up on behalf of Oaktree SRA, LLC” dated August 3, 2004 Project No. 2091”;

2.	McPhail Associates, Inc. volume entitled: “Notice of Intent Massachusetts Wetland Protection Act M.G.L. c. 131 1190 Adams Street (RTN 3-11850) Dorchester Massachusetts for Department of Environmental Protection Bureau & Boston Environment Department May 1, 2005 Project No. 2091”;

3.	McPhail Associates, Inc. volume entitled: “Response Action Outcome (RAO) Statement, and Release Abatement Measure (RAM) Completion Report 1190 Adams Street Location Aid “Medway Street” RTN 3-11850 Daughter No. 3-23716 (Closed) Dorchester Massachusetts for DEP NERO November 1, 2005 Project No. 2091.9.00”;

4.	McPhail Associates, Inc. volume entitled: “Response Action Outcome (RAO) Statement 1190 Adams Street Location Aid “Fabreeka Mills Complex” RTN 3-1826 Dorchester Massachusetts for DEP NERO November 21, 2005 Project No. 2091.9.00”;

5.	McPhail Associates, Inc. Transmittal to Department of Environmental Protection Dated December 15, 2005 re: RTN No. 3-1826;

6.	McPhail Associates, Inc. Transmittal to Department of Environmental Protection Dated December 15, 2005 re: RTN No. 3-11850; and

7.	Goulston & Storrs Letter Dated February 2, 2009 with recorded Certificate of Compliance.

2

Schedule 4.14

Exceptions to Rent Roll

None.

3

Schedule 5

Provider Agreements

Standish Village receives Medicare and Medicaid payments through its role as a provider of services to the Program for All-Inclusive Care for the Elderly (PACE).

4

Schedule 4.17

Condition of the Property

Boiler is in need of repair and/or replacement of certain units.

There may be roof repairs that may be required on certain areas of the flat roof on the Property and Seller is currently investigating the situation to determine the extent and nature of such repairs as may be appropriate.

Seller has identified water damage and other dampness issues in the area currently utilized as day-care facility.

Schedule 4.18

Independent Property

None.

Schedule 4.20

Utilities Access

None.

Schedule 4.23

Exceptions to Seller Ownership

None.

2

Schedule 4.24

Title Encumbrances

None.

Schedule 4.25

Affordable Housing Units

See requirement of mortgage loan from current first mortgage holder, Massachusetts Housing Partnership which is incorporated herein by reference to the same extent as if set forth herein.

Affordable Housing Units

Units currently occupied and satisfying the Affordable Housing Agreement Requirement at Standish Village as of 07.31.2013.

001AX

001AY

202A

202B

203A

203B

204A

204B

222A

222B

302AX

302AY

303AY

303AX

312A

314A

314B

402A

402B

402AX

402AY

2

Schedule 4.27

Loans

Loan secured by first Mortgage given to Massachusetts Housing Partnership Fund Board dated September 14, 2005 in the original principal amount of $4,440,000, recorded with the Suffolk County registry of Deeds, Book 38039, Page 267.

Schedule 4.29

Broker’s or Finder’s Fees

Upon passing of title a broker’s commission will be due to The Seniors Group, Allen, TX.

Schedule 7.12

Required Consents

None.

2

EXHIBIT A

Legal Description of the Property

The land with the buildings thereon in Boston, Suffolk County, Massachusetts, more particularly described as Lot 1 on a Plan entitled "Subdivision Plan of Land in Dorchester, Mass. for Unihab, Inc. “ by Landmark Engineering & Surveying, Inc. dated Jan. 25, 1991, last revised October 11, 1991, which Plan is recorded with Suffolk County Registry of Deeds in Book 18033, Page end and to which plan reference is made for a more particular description. Said Lot 1 contains 76,415 +/- square feet according to said Plan. Together with the benefits of easements contained in a Deed dated July 28, 1993 and recorded with Suffolk County Registry of Deeds in Book 18458, Page 78

For title see deed recorded at Suffolk County Registry of Deeds, Book 30713, Page 87.

A-1

EXHIBIT B

List of Required Due Diligence Items

for the Property

#	Description
1.02 FINANCIAL STATEMENTS & BUDGETS
1.02.04	Property level certified and audited (if available) financials for 3 years and last quarter - P&L, Balance Sheet, Cash Flows, etc.
1.02.06	2013 Operating budgets
1.02.07	Unaccrued & unpaid brokers commissions prior to purchase
1.02.09	3 years historical capital expenditures
1.02.10	Planned capex for 2013 and beyond
1.02.11	Debt schedule
1.02.13	Schedule of current discounts, programs, amounts and expiration
1.02.14	Current accounts receivables report
1.02.15	Current accounts payable report
1.02.16	General Ledger for prior 2 years and YTD
1.02.17	Schedule of occupancy for the past 3 years
1.02.18	Copy of utility bills for the previous 12 months
1.02.19	Bank Statements for the previous 12 months
1.02.20	Current Billing Statement for each resident
1.02.21	Schedule of Security Deposits
1.03 LEGAL AND REGULATORY COMPLIANCE
1.03.01	Litigation and other claims occurring, pending or threatened during the last 3 years and reserves accrued for such items (inclusive of closing date)

B-1

1.03.03	Health inspection report
1.03.04	Boiler certificates
1.03.05	Elevator certificates
1.03.06	Fire inspection report
1.03.07	Underground storage tanks registration
1.03.08	Copy of assisted living EOEA Certificate
1.03.09	CHOW/Explanation and timing on change of ownership requirements
1.03.10	Most recent 2 prior years regulatory surveys, statements of deficiencies and plan of correction
1.04 INSURANCE POLICIES AND/OR CERTIFICATES
1.04.01	Property / casualty - all risk (100% replacement value)
1.04.02	Liability - public and comprehensive (general, professional and worker's comp.) Limits: $1,000,000 / $3,000,000
1.04.04	Business interruption/rental income (12 mos.)
1.04.05	Flood (if in Flood Hazard zone) with Flood Zone Certificate
1.04.06	Earthquake
1.04.07	Insurance claim history (past 3 years)
1.04.08	Proof of insurance coverages required to be maintained by Tenant under lease(s) or Manager under management agreement
1.05 REAL ESTATE RELATED
1.05.03	Existing Project Acquisition Documents (including prior contracts and appraisals)
1.05.10.01	Sublease(s)
1.05.14.01	Prior survey
1.05.15.01	Prior Title Insurance Policy
1.05.17.01	Existing Environmental Reports (including Asbestos)
1.05.22	Property Photos
1.05.23	Property System Documentation:

B-2

1.05.23.1	Fire alarm system, age and copy of last inspection
1.05.23.2	Call system, age and warranty
1.05.24	Notice of any building code, parking or other violations
1.05.25	Existing radon reports
1.06 TAXES AND ASSESSMENTS
1.06.01	Real property tax bill and assessment
1.06.02	Evidence of payment of current personal property taxes
1.06.03	Evidence of payment of current intangible property taxes
1.06.04	Evidence of payment of current condominium assessment or CAM fees
1.06.05	Income Tax Returns for 2 yrs for Tenant / Operator
1.06.06	Income Tax Returns for 3 yrs for Guarantor
1.07 BUILDING / ENGINEERING / ARCHITECTURAL
1.07.01	Certificate of occupancy
1.07.02	Site plans
1.07.03	Engineering Schematics
1.07.04	Architectural plans
1.07.05	Elevation renderings
1.07.06	Electrical plans
1.07.07	Mechanical / HVAC renderings
1.07.08	Interior renderings / plans
1.07.09	Unit renderings / plans

1.07.10	Breakout of livable and non-livable square footage
1.07.11	Existing roofing or other structural studies
1.08 MANAGEMENT AND OPERATIONS
1.08.02	Certified Rent Roll
1.08.03	List of furniture, fixtures & equipment (FF&E) (inception through current)
1.08.04	Schedule of any personal property
1.08.05	Service / Vendor Contracts
1.08.07	Schedule of preventative maintenance
1.08.08	Emergency management plan (Disaster Recovery)
1.08.09	Medical/biological/hazardous waste handling agreements

B-3

1.08.10	Resident Agreement
1.08.11	Information on the Manager (list of properties under management, management bios, etc.)
1.08.12	Resident/Family/Employee Satisfaction Surveys
1.08.13	List of all 1099 employees
1.08.14	Schedule of rent concessions or any other discounted services by resident
1.08.15	Schedule of worker's comp claims history for the last 3 years
1.08.16	Schedule of related party transactions
1.08.17	Schedule of approved home health care vendors registered to operate in the building
1.08.18	Most recent competitor survey
1.09 CORPORATE AND LEGAL FOR THE SELLER
1.09.01	Litigation, liens, claims or encumbrances affecting the property currently or at any time during the past three years.
1.09.03	Federal EIN
1.10 CORPORATE AND LEGAL FOR MANAGER
1.10.01	Litigation, liens, claims or encumbrances affecting the Manager currently or at any time during the past three years.
1.10.03	Federal EIN

B-4

EXHIBIT B-1

List of Due Diligence Items

Not Yet Delivered

B-5

EXHIBIT C

List of Property Agreements

1.	Vehicle Lease # 22 62062A

Ford Starcraft 14 passenger van VID # 1FDEE3FS8CDA21723 dated June, 2012; 60 month lease @$1,128.69 per month;

2.	Tyco Fire Alarm and Inspection Agreement

3.	Simplex Grinnell Sprinkler Fiore Suppression Maintenance Agreement

4.	Lexington Alarm Systems, Inc. Annual Service Agreement

5.	Otis Elevator Co., Inspection and Maintenance Agreement

6.	Ikon Printer/Copier lease

7.	Metro Tropical Plant Co. Interior Landscaping, Inc. Agreement

8.	Ultra Safe Pest Management Inc. Pest Control Agreement

9.	Health Care Insights, LLC Nutrition Counseling Agreement

10.	Comcast of Boston Cable Communications Cable TV Agreement

11.	Steri-Safe Medical Waste Removal Service Agreement

12.	Sub-Lease between Standish Village and Kids First Daycare and Learning Center, Inc.

13.	Sub-Lease between Standish Village and Verizon Wireless (Cell Tower Rooftop Lease) dated 12-22-2000

14.	Sub-Lease between Standish Village and T-Mobile Communications (Cell Tower Rooftop Lease) dated 5-29-1998

15.	Residency Agreements in effect at time of closing

C-1

EXHIBIT D

List of Licenses Required for the Property

Massachusetts Executive Office of Elder Affairs Certification

D-1

EXHIBIT E

Evidence of Zoning for the Property

Certificate of Use and Occupancy Issued by the City of Boston dated January 28, 2000. (Produced with Exhibit B 1.07 in Dataroom);

Notice of Decision of City of Boston Board of Appeal BZC-15362 and 15363 dated May 5, 1992 and recorded with the Suffolk Registry of Deeds, Book 18458, Page 50.

E-1

EXHIBIT F

Rent Roll

F-1

EXHIBIT G

Form Resident Agreement

G-1

EXHIBIT H

Outstanding Citations

None.

H-1

EXHIBIT I

Form of Management Agreement

I-1

EXHIBIT I-1

Form of Joint Venture Agreement

L-1

EXHIBIT I-2

Form of Bill of Sale

L-1

 EXHIBIT J

Form of Audit Letter

L-1

EXHIBIT K

Form of Guaranty

L-1

EXHIBIT L

Form of Opinion Letter from Seller’s Counsel

L-1

EXHIBIT L-1

Form of Opinion Letter from Buyer’s Counsel

L-1

EXHIBIT M

Form of Holdback Escrow Agreement

L-1

EXHIBIT N

Form of Pooling Agreement

L-1